                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION


          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                     Crescent Real Estate Equities Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

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
                      CRESCENT REAL ESTATE EQUITIES COMPANY


                           777 Main Street, Suite 2100
                             Fort Worth, Texas 76102

                                 ---------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To be held June 12, 2000

     The Annual Meeting of Shareholders (the "Meeting") of Crescent Real Estate Equities Company, a Texas real estate investment trust (the "Company"), will be held at The Crescent Court Hotel, 400 Crescent Court, Dallas, Texas, on June 12, 2000, at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

     1. To elect three trust managers of the Company to serve three-year terms, or until their respective successors are elected and qualify.

     2. To approve the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 31, 2000.

     3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement, which is attached and made a part of this Notice.

     The Board of Trust Managers has fixed the close of business on April 17, 2000, as the record date for determining the shareholders entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

     Shareholders are cordially invited to attend the Meeting in person.


     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU SEND IN YOUR PROXY CARD OR VOTE BY TELEPHONE AND THEN DECIDE TO ATTEND THE MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR
BY INTERNET. INSTRUCTIONS REGARDING TELEPHONE AND INTERNET VOTING ARE INCLUDED ON THE ENCLOSED PROXY CARD.




                                       By Order of the Board of Trust Managers,

May 1, 2000                            David M. Dean
Fort Worth, Texas                      Secretary

                      CRESCENT REAL ESTATE EQUITIES COMPANY


                           777 Main Street, Suite 2100
                             Fort Worth, Texas 76102

                                 ---------------


               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held On June 12, 2000




     This Proxy Statement is furnished to shareholders of Crescent Real Estate Equities Company, a Texas real estate investment trust (the "Company"), in connection with the solicitation of proxies by the board of trust managers of the Company (the "Board of Trust Managers") for use at the 2000 Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Monday, June 12, 2000, at 10:00 a.m., Central Daylight Savings Time, for the purposes set forth in the Notice of Annual Meeting. This Proxy Statement and the accompanying form of proxy are first being sent or given to shareholders on or about May 8, 2000.


     The Company owns its assets and conducts its operations through Crescent Real Estate Equities Limited Partnership (the "Operating Partnership"), a Delaware limited partnership, and its other subsidiaries. The sole general partner of the Operating Partnership is Crescent Real Estate Equities, Ltd. (the "General Partner"), a Delaware corporation, which is a wholly owned subsidiary of the Company.

                   RECORD DATE AND OUTSTANDING CAPITAL SHARES

     The record date for determination of the shareholders entitled to notice of and to vote at the Meeting is the close of business on April 17, 2000 (the "Record Date"). At the close of business on the Record Date, the Company had 117,016,670 common shares of beneficial interest, par value $.01 per share (the "Common Shares"), issued, outstanding and entitled to vote at the Meeting.

                               PROCEDURAL MATTERS

     Any proxy, if received in time, properly signed and not revoked, will be voted at the Meeting in accordance with the directions of the shareholder. If no directions are specified, the proxy will be voted FOR each of the proposals set forth in this Proxy Statement. If any other matter or business is brought before the Meeting or any adjournment thereof, the proxy holders may vote the proxy in their discretion. The Board of Trust Managers does not know of any such matter or business to be presented for consideration.

     A proxy may be revoked by (i) delivering a written statement to the Secretary of the Company stating that the proxy is revoked, (ii) presenting at the Meeting a subsequent proxy executed by the person executing the prior proxy, or (iii) attending the Meeting and voting in person.

                                QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the Common Shares outstanding as of the Record Date is necessary to constitute a quorum for the transaction of business at the Meeting. In deciding all questions, a holder of Common Shares is entitled to one vote, in person or by proxy, for each Common Share held in his or her name on the Record Date.

                 REQUIRED AFFIRMATIVE VOTE AND VOTING PROCEDURES

     The vote required to elect the nominees as trust managers is a majority of the votes cast at the Meeting by the holders of Common Shares entitled to vote in the election of trust managers. The vote required to ratify appointment of independent auditors is the affirmative vote of the holders of a majority of the votes cast by the holders of Common Shares entitled to vote on the matter. Common Shares held by shareholders present at the Meeting in person who do not vote and ballots marked "abstain" or "withhold authority" will be counted as present at the Meeting for quorum purposes. Under the Company's Declaration of Trust, Amended and Restated Bylaws, as amended (the "Bylaws") and applicable law, abstentions and broker non-votes with respect to the election of trust managers or the ratification of the appointment of independent auditors will not constitute votes cast and, as a result, will have no effect on the outcome of the vote on the two items.

                           COSTS OF PROXY SOLICITATION

     The Company will bear the cost of preparing, assembling and mailing the proxy material. In an effort to have as large a representation at the Meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, telegraph, or mail by one or more employees of the General Partner, who will not receive any additional compensation in connection therewith. The Company will also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals, the beneficial owners of the Common Shares.

                                PROPOSAL NUMBER 1

                           ELECTION OF TRUST MANAGERS

BOARD OF TRUST MANAGERS

     The trust managers of the Company are divided into three classes, with the shareholders electing a portion of the trust managers annually. The trust managers whose terms will expire at the Meeting are Richard E. Rainwater, Anthony M. Frank and William F. Quinn. Messrs. Rainwater, Frank and Quinn have been nominated and have agreed to stand for election at the Meeting as trust managers to hold office until the Annual Meeting of Shareholders in 2003, or until their successors are elected and qualify.

     The nominees who receive a majority of the votes cast by shareholders who are present in person or represented by proxy at the Meeting and entitled to vote on the election of trust managers, will be elected as trust managers of the Company.

     THE BOARD OF TRUST MANAGERS OF THE COMPANY RECOMMENDS A VOTE FOR RICHARD E. RAINWATER, ANTHONY M. FRANK AND WILLIAM F. QUINN AS TRUST MANAGERS TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 2003, OR UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFY.

     If one or more of the nominees for trust manager becomes unable to serve for any reason, the Board of Trust Managers may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of trust managers on the Board of Trust Managers.

     Set forth below is information with respect to the current six trust managers of the Company, including the nominees, all of whom joined the Company as directors in 1994 and the executive officers of the Company and the General Partner.

         NAME                              TERM EXPIRES     AGE     POSITION
         ----                              ------------     ---     --------
Richard E. Rainwater.................         2000           55     Chairman of the Board of Trust  Managers of
                                                                    the Company

John C. Goff.........................         2002           44     Vice Chairman of the Board of Trust
                                                                    Managers  of the  Company, Chief Executive
                                                                    Officer of the Company and the General
                                                                    Partner, and Sole Director of the General
                                                                    Partner

Anthony M. Frank.....................         2000           68     Trust Manager of the Company

Morton H. Meyerson...................         2001           61     Trust Manager of the Company

William F. Quinn.....................         2000           52     Trust Manager of the Company

Paul E. Rowsey, III..................         2002           45     Trust Manager of the Company

Dennis H. Alberts....................         N/A            51     President and Chief Operating  Officer of
                                                                    the Company and the General Partner

Jerry R. Crenshaw, Jr................         N/A            36     Senior Vice President, Chief Financial and
                                                                    Accounting Officer of the Company and
                                                                    Senior Vice  President and Chief Financial
                                                                    Officer of the General Partner

David M. Dean........................         N/A            39     Senior Vice President, Law and
                                                                    Administration, and Secretary of the
                                                                    Company and the General Partner

Alan D. Friedman.....................         N/A            46     President of Acquisitions/Development and
                                                                    Private Equity of the General Partner

William D. Miller....................         N/A            41     Senior Vice President, Office Asset
                                                                    Management of the General Partner

Bruce A. Picker......................         N/A            35     Senior Vice President and Chief Investment
                                                                    Officer of the General Partner

Jason E. Anderson....................         N/A            30     Vice President,  Business Development of the
                                                                    General Partner

Theresa E. Black.....................         N/A            36     Vice President, Tax of the General Partner

Barry L. Gruebbel....................         N/A            45     Vice President, Property Management,
                                                                    Southwest Region of the General Partner

Howard W. Lovett.....................         N/A            43     Vice President, New Business Opportunities
                                                                    of the General Partner

Keira B. Moody.......................         N/A            29     Vice President, Investor Relations of the
                                                                    General Partner

Jane B. Page.........................         N/A            39     Vice President,  Asset  Management, Houston
                                                                    Region of the General Partner

Christopher T. Porter................         N/A            34     Vice President and Treasurer of the Company
                                                                    and the General Partner

Thomas Shaw, Jr......................         N/A            38     Vice President, Human Resources and
                                                                    Administration of the General Partner

         NAME                              TERM EXPIRES     AGE     POSITION
         ----                              ------------     ---     --------

Suzanne M. Stevens...................         N/A            31     Vice President, Controller  of the General
                                                                    Partner

John L. Zogg, Jr.....................         N/A            36     Vice President, Leasing/Marketing,
                                                                    Southwest Region, of the General Partner

TRUST MANAGERS AND EXECUTIVE OFFICERS

     The Board of Trust Managers currently consists of six members, divided into three classes serving staggered three-year terms. The following is a summary of the experience of the current and proposed trust managers and the current executive officers.

     Richard E. Rainwater has been an independent investor since 1986. From 1970 to 1986, he served as the chief investment advisor to the Bass family, whose overall wealth increased dramatically during his tenure. During that time, Mr. Rainwater was principally responsible for numerous major corporate and real estate acquisitions and dispositions. Immediately after beginning his independent investment activities, he founded ENSCO International Incorporated ("ENSCO"), an oil field service and offshore drilling company, in 1986. Additionally, in 1987 he co-founded Columbia Hospital Corporation, and in 1989 participated in a management-led buy out of HCA-Hospital Corporation of America. In 1992, Mr. Rainwater co-founded Mid Ocean Limited, a provider of casualty re-insurance. In February 1994, he assisted in the merger of Columbia Hospital Corporation and HCA-Hospital Corporation of America that created Columbia/HCA Healthcare Corporation. Mr. Rainwater serves as a director of Pioneer Natural Resources ("Pioneer"), one of the largest oil and gas companies in the United States. In 1996, Mr. Rainwater led a recapitalization of Mesa, Inc. (Pioneer's predecessor), and a partnership that Mr. Rainwater controls became a major shareholder in July 1996. Mr. Rainwater also serves as chairman of the board of directors of Crescent Operating, Inc. ("COI"). Mr. Rainwater is a graduate of the University of Texas at Austin and the Graduate School of Business at Stanford University. Mr. Rainwater has served as the Chairman of the Board of Trust Managers since the Company's inception in 1994.

     John C. Goff currently is the managing director of Goff Moore Strategic Partners, L.P., a private investment partnership that serves as the primary investment vehicle for its principals, including Mr. Rainwater and his family. Mr. Goff joined Mr. Rainwater shortly after he began Rainwater, Inc. as an independent investor in 1986. From 1987 to 1994, Mr. Goff was vice president of Rainwater, Inc., serving as a senior investment advisor and principal. Mr. Goff is on the board of Gainsco, Inc., a publicly traded property and casualty insurance company; The Staubach Company, one of the nation's largest tenant representation firms; and Texas Capital Bancshares, Inc., a national bank. Mr. Goff served as chairman of Charter Behavioral Healthcare Systems, L.L.C. ("CBHS") from 1997 to 1998, and he has served as vice chairman of the board of directors of COI since its inception in June 1997. From 1981 to 1987, Mr. Goff worked for KPMG Peat Marwick, and prior to that Mr. Goff worked for Century Development Corporation, a major office developer and property management company. Mr. Goff is a graduate of the University of Texas and is a Certified Public Accountant. Mr. Goff served as Chief Executive Officer and as a trust manager from the Company's inception in 1994 through December 19, 1996, when he became Vice Chairman of the Board of Trust Managers. In June 1999, Mr. Goff became President and Chief Executive Officer of the Company and the General Partner, and sole director of the General Partner. In April 2000, Mr. Goff resigned as President of the Company and the General Partner and is currently the Vice Chairman of the Board of Trust Managers, Chief Executive Officer of the Company and the General Partner, and the sole director of the General Partner.

     Anthony M. Frank serves as chairman of Belvedere Capital Partners, general partner of the California Community Financial Institutions Fund LP. He served as Postmaster General of the United States from 1988 to 1992. Prior to that time, Mr. Frank served as chairman and chief executive officer of First Nationwide Bank, chairman of the Federal Home Loan Bank of San Francisco, chairman of the California Housing Finance Agency and chairman of the Federal Home Loan Mortgage Corporation Advisory Board. From 1992 until 1993, he served as the founding chairman of Independent Bancorp of Arizona. Mr. Frank also serves as a director of Charles Schwab & Co., one of the nation's largest discount brokerages; Temple Inland, Inc., a manufacturer of paper and timber products; Bedford Property Investors, Inc., an office and commercial property REIT investing primarily on the West Coast; General American Investors Company, Inc., a closed-end investment company; Financial Security Assurance, a company providing credit enhancement for municipal bond issuers; Cotelligent, Inc., a provider of temporary office support services; and COI. Mr. Frank received a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from the Amos Tuck School of Business at Dartmouth.

     Morton H. Meyerson is chairman and chief executive officer of 2M Companies, Inc., a private investment firm. Before beginning his career, he served as a lieutenant in the United States Army on active duty from 1961 to 1963. Mr. Meyerson joined Bell Helicopter in 1964 and later joined EDS as a systems engineer trainee in 1966. He subsequently served as systems engineer, senior systems engineer, project manager, group manager and vice president. Mr. Meyerson took a leave of absence from EDS to become president and later chairman of the Wall Street firm Dupont Glore, Forgan, Inc. He returned to EDS in 1975. In 1979, he assumed the office of president of EDS and in May of 1986, became vice chairman of the board. In December of 1986, Mr. Meyerson retired from EDS to become a private investor. In 1992, he began serving as chairman and chief executive officer of Perot Systems Corporation until his retirement in December 1997. He is a director of ENSCO and TeleTech Holdings, Inc. Mr. Meyerson holds Bachelor of Arts degrees in economics and philosophy from the University of Texas at Austin.

     William F. Quinn currently serves as president of AMR Investment Services, Inc., the investment services affiliate of American Airlines, with responsibility for the management of pension and short-term fixed income assets. In addition, Mr. Quinn is chairman of the board of American Airlines Employees Federal Credit Union, president and a trustee of the American Advantage Mutual Funds and serves on the advisory board for Southern Methodist University's Endowment Fund. Prior to being named to his current position in 1986, Mr. Quinn held several management positions with American Airlines and its subsidiaries. Before joining American Airlines in 1974, Mr. Quinn was employed with the accounting firm of Arthur Young & Company. He holds a Bachelor of Science degree in accounting from Fordham University and is a Certified Public Accountant.

     Paul E. Rowsey, III is president of Eiger, Inc., a private real estate investment firm, and the manager of Eiger Fund I, L.P., a real estate equity investment fund. Mr. Rowsey was formerly president and a member of the board of directors of Rosewood Property Company, a real estate investment company, a position he held from 1990 until 1998. Mr. Rowsey is also a member of the board of directors of ENSCO and COI. Mr. Rowsey began his career in 1980 as an attorney specializing in commercial real estate. Mr. Rowsey holds a Bachelor of Arts degree from Duke University and a Juris Doctor degree from Southern Methodist University School of Law.

     Dennis H. Alberts, prior to joining the Company, served as President and Chief Executive Officer of Pacific Realty Trust, a privately held retail shopping center REIT, which he founded in 1993. While at Pacific Realty Trust, Mr. Alberts directed all aspects of the company, including acquisition, development and operational activities. Prior to founding Pacific Realty Trust, Mr. Alberts served as President and Chief Operating Officer of First Union Real Estate Investments, a publicly held retail, multi-family and office REIT. From 1987 to 1991, Mr. Alberts served as President and Chief Executive Officer of Rosewood Property Company where he focused on asset management and leasing of Rosewood's office portfolio. Before joining Rosewood Property Company, he served as President and Managing Partner of Trammell Crow Residential Companies of Dallas from 1984 to 1987. From 1973 to 1984, Mr. Alberts served as Executive Vice President of Interfirst Bank of Dallas where he was responsible for real estate lending. Mr. Alberts holds a Bachelor of Science degree and Master of Business Administration degree from the University of Missouri. Mr. Alberts joined the Company in April 2000 as President and Chief Operating Officer.

     Jerry R. Crenshaw, Jr., prior to joining the Company, was the controller of Carrington Laboratories, Inc., a pharmaceutical and medical device company, from 1991 until February 1994. From 1986 until 1991, Mr. Crenshaw was an audit senior in the real estate services group of Arthur Andersen LLP. Mr. Crenshaw holds a Bachelor of Business Administration degree in accounting from Baylor University and is a Certified Public Accountant. Mr. Crenshaw served as Controller from the Company's inception in 1994 to March 1997 when he became Vice President and served as Vice President, Controller until September 1999. In addition, Mr. Crenshaw served as Interim

Co-Chief Financial Officer from August 1998 until April 1999. Since September 1999, Mr. Crenshaw has served as Senior Vice President and Chief Financial Officer.

     David M. Dean, prior to joining the Company, was an attorney for Burlington Northern Railroad Company from 1992 to 1994, and he served as Assistant General Counsel in 1994. At Burlington Northern, he was responsible for the majority of that company's transactional and general corporate legal work. Mr. Dean was previously engaged in the private practice of law from 1986 to 1990 with Kelly, Hart & Hallman, and from 1990 to 1992 with Jackson & Walker, L.L.P., where he worked primarily on acquisition, financing and venture capital transactions for Mr. Rainwater and related investor groups. Mr. Dean graduated with honors from Texas A&M University with Bachelor of Arts degrees in English and philosophy in 1983. He also holds a Juris Doctor degree and a Master of Laws degree in taxation from Southern Methodist University School of Law. Mr. Dean served as Senior Vice President, Law, and Secretary from the time he joined the Company in August 1994 to September 1999 when he became Senior Vice President, Law and Administration and Secretary. Mr. Dean is Ms. Black's spouse.

     Alan D. Friedman has more than twenty years of development and acquisition experience in the commercial real estate business. Since 1990, Mr. Friedman has owned an advisory company, Trisept, Inc. through which he provides acquisition and development services for commercial properties to clients, which has previously included the Company. From 1980 to 1990, Mr. Friedman was an operating partner at Lincoln Property, where he had direct responsibility for developing, financing, marketing and managing more than three million square feet of projects in Dallas/Fort Worth. Mr. Friedman is a member of ULI, serves on the North Texas Board of the NAIOP and is a trustee at Texas Christian University. A graduate of the University of Texas with a degree in finance, Mr. Friedman served as President of Development and Private Equity from the time he joined the Company in July 1998 to September 1999 when he became President of Acquisitions/Development and Private Equity.

     William D. Miller, prior to joining the Company, served as vice president, legal affairs of the Texas Rangers major league baseball club, beginning in March 1994. Mr. Miller was also a member of the senior management of the Rangers and certain partnerships affiliated with the Rangers. In addition, Mr. Miller functioned as the primary lawyer responsible for the Rangers' interest in the development of The Ballpark in Arlington project. Prior to joining the Rangers, Mr. Miller practiced law at Jackson & Walker, L.L.P. from September 1986, was the lead real estate lawyer for Mr. Rainwater and Rainwater, Inc., and was instrumental in the formation transactions of the Company. Mr. Miller received his Bachelor of Science degree with first honors in commerce and engineering sciences from Drexel University, and he received his Juris Doctor degree with honors from the University of Texas School of Law. Mr. Miller served as Senior Vice President, Administration from the time he joined the Company in May 1997 to November 1998, when he became Senior Vice President, Asset Management. Since September 1999, Mr. Miller has served as Senior Vice President, Office Asset Management.

     Bruce A. Picker, prior to joining the Company, worked for Rainwater, Inc. from 1990 to 1994 as the partnership controller of its first major real estate acquisition. Previously, Mr. Picker was a senior accountant for Arthur Andersen LLP in its audit department from 1986 to 1989. Mr. Picker holds a Bachelor of Business Administration degree in accounting from Harding University and is a Certified Public Accountant. Mr. Picker served as the Treasurer of the Company from July 1994 to June 1996 when he became a Vice President and served as Vice President and Treasurer until September 1999. In addition, Mr. Picker served as Interim Co-Chief Financial Officer from August 1998 until April 1999. Since September 1999, Mr. Picker has served as Senior Vice President and Chief Investment Officer.

     Jason E. Anderson, prior to joining the Company, served as an audit senior for Arthur Andersen LLP in the audit department from 1992 to 1994. Mr. Anderson holds a Bachelor of Business Administration degree in accounting from Texas Christian University and is a Certified Public Accountant. Mr. Anderson served as a financial analyst for the Company from August 1994 to August 1995 and then as a financial manager until January 1998 when he became Treasury Manager, a position he held until September 1999. Since September 1999, Mr. Anderson has served as Vice President, Business Development.

     Theresa E. Black, prior to joining the Company, served as a tax senior manager in the real estate services group of Ernst & Young, LLP, from 1987 until April 1994. Ms. Black holds a Bachelor of Business Administration degree in accounting and a Master of Professional Accounting in taxation from The University of Texas at Austin and is a Certified Public Accountant. Ms. Black served as Tax Director from the time she joined the Company in April 1995 to September 1999, when she became Vice President, Tax. Ms. Black is Mr. Dean's spouse.

     Barry L. Gruebbel, prior to joining the Company, was involved with the property and asset management of more than 10 million square feet of Class A office, retail, industrial and multi-family real estate in Texas and New Mexico as the vice president of property management with Hines Industrial from 1982 to 1986, as the vice president of property management with Southland Investment Properties from 1986 to 1990, and most recently as the director of property management at The Crescent for Rosewood Property Company from 1990 until formation of the Company. Mr. Gruebbel is a Certified Property Manager and is currently active in the real estate organizations of the Institute of Real Estate Management and Building Owners and Managers Association. Mr. Gruebbel received a Bachelor of Business Administration degree in real estate from the University of Texas at Arlington. Mr. Gruebbel has been with the Company since its inception and served as Vice President, Property Management from February 1997 to September 1999 when he became Vice President, Property Management, Southwest Region.

     Howard W. Lovett, prior to joining the Company, was president of The Gaineswood Company, a private investment company specializing in real estate and venture capital investments, from January 1989 to August 1995. Previously, Mr. Lovett was vice president of Morgan & Company, a Houston-based real estate development company, where he was responsible for income property acquisitions and the acquisition, development and management of Wildcat Ranch, an exclusive residential development outside Aspen, Colorado. Mr. Lovett graduated from Carleton College with a Bachelor of Arts degree in English. He also holds a Master of Business Administration degree from Harvard University. Mr. Lovett served as Vice President, Corporate Leasing from June 1996 to September 1999 when he became Vice President, New Business Opportunities.

     Keira B. Moody, prior to joining the Company served as a senior auditor for Coopers & Lybrand in Fort Worth from August 1992 to May 1994. Ms. Moody holds a Bachelor of Business Administration degree in accounting from Texas Christian University and is a Certified Public Accountant. Ms. Moody served as a financial analyst for the Company from May 1994 to September 1995 and then as a financial manager until March 1999 when she became Regional Property Controller. Ms. Moody served as Regional Property Controller until December 1999 when she became Vice President, Investor Relations.

     Jane B. Page, prior to joining the Company, was employed by Metropolitan Life Real Estate Investments and held positions of director of corporate property management and regional asset manager, responsible for managing and leasing a 12-million square foot, high-grade institutional portfolio in Houston, Austin and New Orleans. Ms. Page's fourteen-year tenure at MetLife also included membership on MetLife's Investment Committee, which reviewed and approved all significant transactions on a national basis. Ms. Page serves on the boards of the Greater Houston Partnership, Central Houston, Inc. and the Downtown Houston Management District. Ms. Page graduated with a Bachelor of Arts degree from Point Loma College in San Diego and with a Master of Business Administration degree from the University of San Francisco. She also holds CCIM and CPM designations. Ms. Page served as Director of Asset Management, Houston Region from the time she joined the Company in January 1998 to December 1998, when she became Vice President, Houston Region Asset Management and served in that capacity until September 1999. Since September 1999, Ms. Page has served as Vice President, Asset Management, Houston Region.

     Christopher T. Porter, prior to joining the Company, held the office of Senior Vice President, Investor Relations, for Associates First Capital Corporation, a leading financial services firm, from January 1999 through October 1999. Prior to 1999, Mr. Porter served as Vice President and as Assistant Treasurer in banking relations and cash management at Associates First Capital Corporation from 1991 through 1998. Mr. Porter received a Bachelor of Science degree in economics from the University of Texas at Austin, a Master of Business Administration degree in finance from the University of North Texas and is a certified cash manager. Mr. Porter has served as Vice President and Treasurer since December 1999.

     Thomas Shaw, Jr., prior to joining the Company, was employed by Associates First Capital Corporation from December 1985 to January 2000. While at Associates First Capital Corporation, Mr. Shaw held multiple human resources senior executive positions, supporting both corporate and operational units. Mr. Shaw graduated with a Bachelor of Business Administration degree in management from the University of Texas at Austin and is certified as a Senior Human Resources Professional. Mr. Shaw has served as Vice President, Human Resources and Administration since February 2000.

     Suzanne M. Stevens, prior to joining the Company, served as a senior auditor for Arthur Andersen LLP from August 1992 to August 1994. Ms. Stevens holds a Bachelor of Business Administration degree in accounting and finance from Texas Christian University and is a Certified Public Accountant. Ms. Stevens served as a financial analyst for the Company from August 1994 to September 1995 and then as a financial manager until January 1998, when she became Assistant Controller. Ms. Stevens served as Assistant Controller until September 1999 when she became Vice President, Controller.

     John L. Zogg, Jr. served as vice president of the commercial real estate group of Rosewood Property Company, responsible for marketing and leasing office space in the Dallas and Denver areas from January 1989 to May 1994. For three years prior to joining Rosewood Property Company, Mr. Zogg worked as marketing manager of Gerald D. Hines Interests, responsible for office leasing in the Dallas metropolitan area. He graduated from the University of Texas at Austin with a Bachelor of Arts degree in economics and holds a Master of Business Administration degree from the University of Dallas. Mr. Zogg joined the Company as a Vice President in May 1994 and served as Vice President, Leasing and Marketing, from June 1997 to September 1999 when he became Vice President, Leasing/Marketing, Southwest Region.

TRUST MANAGER COMPENSATION


     During 1999, each trust manager who is not also an officer of the Company received an annual fee of $20,000 (payable in cash or, at the election of the trust manager, in Common Shares in an amount determined by dividing the fees otherwise payable by 90% of the fair market value of the Common Shares), a meeting fee of $1,000 for each Board of Trust Managers (but not committee) meeting attended (in person or by telephone) and reimbursement of expenses incurred in attending meetings. Commencing with the first quarter of 2000, the compensation for each trust manager who is not also an officer of the Company increased to an annual fee of $30,000 (payable in cash or, at the election of the trust manager, in Common Shares in an amount determined by dividing the fees otherwise payable by 90% of the fair market value of the Common Shares), a meeting fee of $1,000 for each Board of Trust Managers and committee meeting attended in person, a fee of $1,000 for participation in each telephonic meeting of the Board of Trust Managers and a fee of $500 for participation in each telephonic committee meeting. Trust managers who are also officers receive no separate compensation for their service as trust managers.


COMMITTEES OF THE BOARD OF TRUST MANAGERS

     Audit Committee. The Audit Committee consists of Anthony M. Frank, Chairman, and William F. Quinn and Paul E. Rowsey, III. The Audit Committee, which held three meetings in 1999, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services that the independent public accountants provide, reviews the independence of the public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. From January 1, 1999 through October 19, 1999, the Audit Committee consisted of Anthony M. Frank, as Chairman, and William F. Quinn. On October 20, 2000, the Board of Trust Managers authorized and approved the expansion of the Audit Committee to three members and appointed Paul E. Rowsey, III as the additional member of the Audit Committee.

     Executive Compensation Committee. The Executive Compensation Committee consists of Morton H. Meyerson, Chairman, and Paul E. Rowsey, III. The Executive Compensation Committee, which held one meeting in 1999, determines compensation for the Company's executive officers and administers the stock incentive and other compensation plans that the Company adopts. The Executive Compensation Committee also nominates persons to serve as members of the Board of Trust Managers. The Executive Compensation Committee will consider nominees that management, shareholders and others recommend, and these recommendations may be delivered in writing to the attention of the Executive Compensation Committee in care of the Company Secretary at the Company's principal executive offices.

     Intercompany Evaluation Committee. The Intercompany Evaluation Committee consists of Morton H. Meyerson and William F. Quinn. The Board of Trust Managers appointed the Intercompany Evaluation Committee to review, confirm and ratify, in the Company's capacity as sole stockholder of the General Partner, all determinations and acts of the Operating Partnership and the General Partner relating to the Intercompany Agreement between the Operating Partnership and COI, dated June 3, 1997 (the "Intercompany Agreement"), and any other transactions with COI or its affiliates that the General Partner presents to the Company from time to time. The Intercompany Evaluation Committee did not hold any meetings in 1999.

     During the last fiscal year, the Board of Trust Managers held five meetings, and no trust manager attended fewer than 75% of the aggregate of all meetings of the Board of Trust Managers and the committees, if any, upon which such trust manager served and which were held during the period of time that such person served on the Board of Trust Managers or such committee.

                                PROPOSAL NUMBER 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Arthur Andersen LLP has served as the Company's independent auditors from inception through the fiscal year ended December 31, 1999, and has been appointed by the Board of Trust Managers to continue as the Company's independent auditors for the fiscal year ending December 31, 2000. In the event that ratification of this appointment of auditors is not approved by the affirmative vote of a majority of the votes cast on the matter by shareholders present in person or represented by proxy at the Meeting and entitled to vote on the matter, then the Board of Trust Managers will reconsider its appointment of independent auditors.

     A representative of Arthur Andersen LLP is expected to be present at the Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

     THE BOARD OF TRUST MANAGERS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS


     The following table sets forth the beneficial ownership of Common Shares for (i) each shareholder of the Company who beneficially owns more than 5% of the Common Shares, (ii) each trust manager and current named executive officer of the Company or the General Partner, and (iii) the trust managers and executive officers of the Company or the General Partner as a group. Unless otherwise indicated in the footnotes, the listed beneficial owner directly owns all Common Shares.

                            BENEFICIAL OWNERSHIP (1)


                                                      NUMBER OF                     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(2)        COMMON SHARES (3)(4)(5)           COMMON SHARES (6)
---------------------------------------        -----------------------           -----------------
Richard E. Rainwater .........................      12,825,938(7)                        10.4%
John C. Goff .................................       2,897,029(8)                         2.5%
Anthony M. Frank .............................          50,000                              *
Morton H. Meyerson ...........................         278,490(9)                           *
William F. Quinn .............................          50,885                              *
Paul E. Rowsey, III ..........................          62,285                              *
Alan D. Friedman .............................         124,810(10)                          *
David M. Dean ................................          79,073(11)                          *
Jerry R. Crenshaw, Jr. .......................          65,239                              *
William D. Miller ............................          86,238                              *
The Prudential Insurance Company of America ..      17,849,573(12)                       15.3%
   751 Broad Street
   Newark, New Jersey  07102-3777
FMR Corp. ....................................       5,855,500(13)                        5.0%
  82 Devonshire Street
  Boston, Massachusetts 02109
Franklin Resources, Inc. .....................       6,042,817(14)                        5.2%
   777 Mariners Island Boulevard
   San Mateo, California 94404
Trust Managers and Executive Officers as a
Group  (21 persons) ..........................      16,754,758(7)(8)(9)(10)(11)(15)      13.3%


----------

     *    Less than 1%

     (1) All information is as of the Record Date, unless otherwise indicated. The number of Common Shares beneficially owned is reported on the basis of regulations of the Securities and Exchange Commission (the "Commission") governing the determination of beneficial ownership of securities. Accordingly, the number of Common Shares a person beneficially owns includes (i) the number of Common Shares that such person has the right to acquire within 60 days of the Record Date upon the exercise of options to purchase Common Shares ("Stock Options") granted pursuant to the 1994 Crescent Real Estate Equities, Inc. Stock Incentive Plan (the "1994 Plan") or the 1995 Crescent Real Estate Equities, Inc. Stock Incentive Plan (as amended, the "1995 Plan"),
          (ii) the number of Common Shares that may be issued upon exchange of partnership units of the Operating Partnership ("Units") that such person owns for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange), and
          (iii) the number of Common Shares that may be issued upon exercise of options (the "Unit Options") granted under the 1996 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan (the "Unit Plan"), as amended, to purchase Units and the subsequent exchange of such Units for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange). In addition, the number of Common Shares a person beneficially owns is deemed to include the number of Common Shares issuable upon exchange of the Company's 6 3/4% Series A Convertible Cumulative Preferred Shares, each of which is currently convertible into .6119 Common Shares (the "Preferred Shares"). As of the Record Date, none of the persons listed in the Beneficial Ownership table, other than FMR Corp., and no executive officer not listed in the table, beneficially owned any Preferred Shares.

     (2) Unless otherwise indicated, the address of each beneficial owner is 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

     (3) The number of Common Shares the following persons beneficially own includes the number of Common Shares indicated due to the vesting of unexercised Stock Options, as follows: Anthony M. Frank -- 16,800; Morton H. Meyerson -- 16,800 (see footnote 9); William F. Quinn -- 43,000; Paul E. Rowsey, III -- 25,200 Jerry R. Crenshaw -- 51,600; David M. Dean -- 56,500; Alan D. Friedman -- 62,500; William D. Miller -- 85,000; and Trust Managers and Executive Officers as a Group -- 531,350.

     (4) The number of Common Shares the following persons beneficially own includes the number of Common Shares owned indirectly through participation in the General Partner's 401(k) Plan as of March 31, 2000, as follows: John C. Goff -- 3,625; Jerry R. Crenshaw -- 2,578; David M. Dean -- 4,452; William D. Miller -- 891; and Trust Managers and Executive Officers as a Group -- 17,074.

     (5) The number of Common Shares the following persons beneficially own includes the number of Common Shares that may be issued upon exchange of Units that such person owns, as follows: Richard E. Rainwater -- 6,676,106; John C. Goff -- 770,114; Alan D. Friedman -- 54,300; Morton
          H. Meyerson -- 54,858; and Trust Managers and Executive Officers as a Group -- 7,681,966.

     (6) The percentage of Common Shares that a person listed in the Beneficial Ownership table beneficially owns assumes that (i) as to that person, all Units are exchanged for Common Shares, all Preferred Shares are exchanged for Common Shares, all Stock Options exercisable within 60 days of the Record Date are exercised and all Unit Options exercisable within 60 days of the Record Date are exercised and the Units so acquired are subsequently exchanged for Common Shares, and (ii) as to all other persons, no Units are exchanged for Common Shares, no Preferred Shares are exchanged for Common Shares, and no Stock Options or Unit Options are exercised.

     (7) The number of Common Shares that Mr. Rainwater beneficially owns includes 743,920 Common Shares and 4,368 Common Shares that may be issued upon exchange of Units that Darla Moore, Mr. Rainwater's spouse, owns. Mr. Rainwater disclaims beneficial ownership of these Common Shares. In addition, the number of Common Shares that Mr. Rainwater beneficially owns includes 2,206,374 Common Shares and 6,335,564 Common Shares that may be issued upon exchange of Units that Mr. Rainwater owns indirectly, including (i) 12,346 Common Shares and 49,506 Common Shares that may be issued upon exchange of Units owned by Rainwater, Inc., a Texas corporation, of which Mr. Rainwater is a director and the sole owner, (ii) 2,425,836 Common Shares that may be issued upon exchange of Units owned by Rainwater Investor Partners, Ltd., a Texas limited partnership, of which Rainwater, Inc. is the sole general partner, (iii) 555,424 Common Shares that may be issued upon exchange of Units owned by Rainwater RainAm Investors, L.P., a Texas limited partnership, of which Rainwater, Inc. is the sole general partner, (iv) 3,304,798 Common Shares that may be issued upon exchange of Units owned by Office Towers LLC, a Nevada limited liability company, of which Mr. Rainwater and Rainwater, Inc. own an aggregate 100% interest, and (v) 2,194,028 Common Shares owned by the Richard E. Rainwater 1995 Charitable Remainder Unitrust No. 1, of which Mr. Rainwater is the settlor and has the power to remove the trustee and designate a successor, including himself.

     (8) The number of Units that Mr. Goff beneficially owns includes (i) 152,560 Common Shares that may be issued upon exchange of Units that the Goff Family, L.P., a Delaware limited partnership, owns. Mr. Goff disclaims beneficial ownership of the Common Shares that may be issued upon exchange of Units that the Goff Family, L.P. owns in excess of his pecuniary interest in such Units.

     (9) The number of Common Shares that Mr. Meyerson beneficially owns includes (i) 80,000 Common Shares that trusts established for the benefit of Mr. Meyerson's children (the "Meyerson Trusts") own, (ii) 5,000 Common Shares that Mr. Meyerson's son's estate owns, (iii) 11,200 Common Shares owned by Big Bend III Investments, L.P. ("Big Bend"), in which Mr. Meyerson owns a 49.5% limited partner interest, and a corporation of which Mr. Meyerson is the sole shareholder owns a 1% general partner interest and (iv) 8,400 Common Shares due to the vesting of Stock Options that were originally granted to Mr. Meyerson and then transferred to Big Bend. The number of Common Shares that Mr. Meyerson beneficially owns also includes (i) 16,880 Common Shares that may be issued upon exchange of Units that the Meyerson Trusts own, and
          (ii) 37,978 Common Shares that may be issued upon exchange of Units that Big Bend owns. Mr. Meyerson disclaims beneficial ownership of all Common Shares and Common Shares that may be issued upon exchange of Units that the Meyerson Trusts and his son's estate own. Mr. Meyerson also disclaims beneficial ownership of the Common Shares and the Common Shares that may be issued upon exchange of Units that Big Bend owns in excess of Mr. Meyerson's beneficial interest in Big Bend.

     (10) The number of Common Shares that Mr. Friedman beneficially owns includes 10 Common Shares that Mr. Friedman holds for his son, a minor.

     (11) The number of Common Shares that Mr. Dean beneficially owns includes 7,493 Common Shares, 12,600 Common Shares that may be issued upon exercise of Stock Options and 2,625 Common Shares of the General Partner's 401(k) Plan that Theresa E. Black, Mr. Dean's spouse, owns. Mr. Dean disclaims beneficial ownership of these Common Shares. In addition, the number of Common Shares that Mr. Dean beneficially owns includes 664 Restricted Shares, which will vest (i.e., the restrictions will lapse) in June 2000. Mr. Dean has sole voting power with respect to these Restricted Shares.

     (12) The Prudential Insurance Company of America ("Prudential") filed a
          Schedule 13G/A ("Prudential Schedule 13G/A"), dated January 31, 2000, reporting that Prudential beneficially owns 17,849,573 Common Shares. Prudential holds 4,774,564 of the 17,849,573 Common Shares for the benefit of its general account and has sole voting and dispositive power as to such Common Shares. Prudential holds 13,075,009 of the 17,849,573 Common Shares for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates and has shared voting and dispositive power as to such Common Shares. All information presented above relating to Prudential is based solely on the Prudential Schedule 13G/A.

     (13) FMR Corp. filed a Schedule 13G/A ("FMR Schedule 13G/A") dated February 11, 2000, reporting that Fidelity Management & Research Company ("Fidelity"), a registered investment adviser and a wholly owned subsidiary of FMR Corp., beneficially owns 5,063,800 Common Shares, none of which it has the power to vote. In addition to such 5,063,800 Common Shares, Fidelity Management Trust Company ("Fidelity Management"), a wholly owned subsidiary of FMR Corp., beneficially owns 791,700 Common Shares, none of which it has the power to vote. Fidelity beneficially owns 5,063,800 Common Shares as a result of serving as investment adviser to various registered investment companies (the "Funds"). Each of (i) Edward C. Johnson III, chairman of FMR Corp., (ii) FMR Corp., through its control of Fidelity, and
          (iii) the Funds, has sole power to dispose of such 5,063,800 Common Shares that the Funds own. Neither FMR Corp. nor Edward C. Johnson III has the sole power to vote or direct the voting of the Common Shares that the Funds own, which power resides with the Funds' boards of trustees. Fidelity carries out voting of the Common Shares under written guidelines that the Funds' boards of trustees establish. Fidelity Management beneficially owns 791,700 Common Shares as a result of its serving as investment manager of certain institutional accounts. Each of Edward C. Johnson III and FMR Corp., through its control of Fidelity Management, has sole dispositive power over such 791,700 Common Shares, sole voting power over 746,000 Common Shares and no voting power over 45,700 Common Shares that the institutional accounts own. All information presented herein relating to FMR Corp., Fidelity and Fidelity Management is based solely on the FMR Schedule 13G/A.

     (14) Franklin Resources, Inc. ("Franklin") filed a Schedule 13G ("Franklin
          Schedule 13G") dated January 20, 2000, reporting that Franklin beneficially owns 6,042,817 Common Shares. Franklin does not have the power to vote or dispose of any of these Common Shares. According to the Franklin Schedule 13G, the 6,042,817 Common Shares are beneficially owned by one or more open-end or closed-end investment companies and other managed accounts. These investment companies and managed accounts are advised by direct and indirect advisory subsidiaries (the "Adviser Subsidiaries") of Franklin. Under the advisory contracts, the Adviser Subsidiaries hold all voting and dispositive power with regard to these Common Shares and, therefore, according to the Franklin Schedule 13G, may be deemed to have beneficial ownership of the securities. Each of Charles P. Johnson and Rupert H. Johnson, Jr. own in excess of 10% of the outstanding common stock of Franklin and are the principal stockholders of Franklin and may be deemed to be the beneficial ownership of the shares. Each of Franklin, the Advisor Subsidiaries, Charles Johnson and Rupert Johnson disclaim beneficial ownership of the securities. All information presented above relating to Franklin is based solely on the Franklin
          Schedule 13G.

     (15) The number of shares that the trust managers and executive officers as a group beneficially own includes 862 Restricted Shares that one executive officer other than Mr. Dean holds. These Restricted Shares will vest (i.e., the restrictions will lapse) in June 2000. Such executive officer has sole voting power with respect to his Restricted Shares.


                             EXECUTIVE COMPENSATION

                          EXECUTIVE COMPENSATION TABLES

     The following table sets forth the annual and long-term compensation paid or awarded for the years ended December 31, 1999, 1998 and 1997, to the Company's current Chief Executive Officer, to the four most highly compensated executive officers of the Company and the General Partner other than the Chief Executive Officer and to the Company's former Chief Executive Officer who resigned on June 11, 1999. As a result of the Company's UPREIT structure, the General Partner, rather than the Company, compensates all employees. The Company did not grant any stock appreciation rights ("SARs") during this period.

                           SUMMARY COMPENSATION TABLE

                                                                               ANNUAL COMPENSATION
                                                                     ----------------------------------------------------
                                                                                                             OTHER
                                                                                                             ANNUAL
NAME AND PRINCIPAL POSITION                              YEAR        SALARY ($)        BONUS ($)         COMPENSATION ($)
---------------------------                              ----        ----------        ---------         ----------------
John C. Goff                                             1999         315,429            200,000                  --
  President and Chief Executive Officer                  1998          99,452                --                   --
                                                         1997         230,772                --               50,203(2)
Alan B. Friedman                                         1999         261,375            195,000(4)              --
  President, Acquisitions/Development                    1998         108,329            417,000                 --
  And Private Equity                                     1997              --                 --                 --

David M. Dean                                            1999         204,339            165,000(4)              --
  Senior Vice President, Law and                         1998         182,067             80,000                 --
  Administration, and Secretary                          1997         169,375            150,000                 --

Jerry R. Crenshaw Jr                                     1999         197,433            165,000(4)              --
  Senior Vice President, Chief Financial                 1998         117,895             68,250                 --
  And Accounting Officer                                 1997          95,673             30,000                 --

William D. Miller                                        1999         198,508            150,000(4)              --
  Senior Vice President, Office Asset                    1998         182,067             80,000                 --
  Management                                             1997         112,404(6)          69,300                 --

Gerald W. Haddock(8)                                     1999         484,615                 --             173,268(2)
  Former President and Chief Executive                   1998         416,153            300,000              58,535(2)
  Officer                                                1997         380,772            500,000              56,553(2)




                                                                  LONG-TERM COMPENSATION
                                                      --------------------------------------------
                                                                AWARDS                     PAYOUTS
                                                      -------------------------            -------
                                                      RESTRICTED     SECURITIES                             ALL OTHER
                                                        STOCK        UNDERLYING              LTIP         COMPENSATION
                                                      AWARDS ($)     OPTIONS (#)           PAYOUTS          ($) (1)
                                                      ----------    -----------            -------        ------------
John C. Goff                                               --         600,000(3)              --                919
  President and Chief Executive Officer                    --              --                 --                 --
                                                           --              --                 --              1,600

Alan B. Friedman                                           --(4)      350,000                 --                 --
  President, Acquisitions/Development                      --         250,000                 --                 --
  And Private Equity                                       --              --                 --                 --

David M. Dean                                              --(4)      240,000                 --              3,414
  Senior Vice President, Law and                           --          79,500                 --              1,211
  Administration, and Secretary                            --          80,000(5)              --              1,600

Jerry R. Crenshaw Jr                                       --(4)      275,000                 --              2,031
  Senior Vice President, Chief Financial                   --         125,000                 --                957
  And Accounting Officer                                   --          30,000(5)              --              1,129

William D. Miller                                          --(4)      240,000                 --              3,364
  Senior Vice President, Office Asset                      --          12,500                 --              1,628
  Management                                               --         140,000(7)              --              1,600

Gerald W. Haddock(8)                                       --              --                 --              1,750
  Former President and Chief Executive                     --       2,000,000(9)              --              1,690
  Officer                                                  --       1,000,000(9)              --              1,600



----------

     (1) All amounts in this column represent matching contributions that the General Partner made to the individual's Crescent Real Estate Equities, Ltd. 401(k) Plan account.

     (2) Amount represents salaries and benefits for personal accountants for Messrs. Goff and Haddock and for an executive assistant for Mr. Haddock during 1999.

     (3) Amount includes 200,000 Common Shares which represents the number of Common Shares that may be issued following (i) exercise of Unit Options for Units on a one-for-one basis, and (ii) exchange of Units for Common Shares on the basis of two Common Shares for each Unit.


     (4) The Bonus amounts for each of Messrs. Friedman, Dean, Crenshaw and Miller includes an amount for restricted stock to be acquired by the General Partner as part of the Company's on-going share repurchase program and granted to each of such officers during the second quarter of 2000 ($55,000, $45,000, $45,000 and $40,000, respectively).


     (5) Amount represents Common Shares underlying Stock Options granted in March 1998 based on the individual's performance in 1997.

     (6) This amount represents salary paid to Mr. Miller for the period between May 1, 1997, the date he joined the Company, until the end of 1997. Mr. Miller's annualized salary for 1997 was $175,000.

     (7) Amount includes 20,000 Common Shares underlying Stock Options granted in March 1998 based on Mr. Miller's performance in 1997.

     (8) On June 11, 1999, Mr. Haddock resigned as a trust manager of the Company, as President and Chief Executive Officer of the Company and the General Partner, and as sole director of the General Partner. As part of the terms of Mr. Haddock's resignation, the Operating Partnership agreed to continue Mr. Haddock's salary of $500,000 and his benefits through June 30, 2000.


     (9) As part of the terms of Mr. Haddock's resignation, the Company and the Operating Partnership agreed that (i) 214,286 unvested Unit Options (exercisable for 214,286 units which are exchangeable for 428,572 Common Shares or, in the discretion of the Company, cash) which would have been forfeited upon Mr. Haddock's resignation would continue to vest, one-half on July 16, 1999 and the remaining one-half on July 16, 2000 and (ii) 200,000 unvested Stock Options which would have been forfeited upon Mr. Haddock's resignation would vest on June 12, 1999. The remaining 321,429 Unit Options (exercisable for 321,429 Unit Options which were exchangeable for 642,858 Common Shares or, in the discretion of the Company, cash) and the remaining 800,000 Stock Options were forfeited.


     The following table provides certain information regarding Stock Options granted to the named executive officers for the year ended December 31, 1999. The Company did not grant any SARs during this period.

               OPTION GRANTS FOR THE YEAR ENDED DECEMBER 31, 1999

                                                             INDIVIDUAL GRANTS
                                   ---------------------------------------------------------------                POTENTIAL
                                                                                                             REALIZABLE VALUE AT
                                                                                                                ASSUMED ANNUAL
                                                     % OF TOTAL                                                RATES OF STOCK
                                   SECURITIES         OPTIONS                                                 PRICE APPRECIATION
                                   UNDERLYING        GRANTED TO       EXERCISE                              FOR OPTION TERM($)(1)
                                     OPTIONS        EMPLOYEES IN      OR BASE         EXPIRATION           -----------------------
     NAME                          GRANTED (#)      FISCAL YEAR     PRICE ($/SH.)        DATE                 5%              10%
---------------------              ----------       -------------   -------------    -------------         -------           -----
                                                                                                                 (IN THOUSANDS)
John C. Goff ...................   600,000(2)           16.22%         15.8125       November 2009           5,967          15,121

Alan D. Friedman ...............   350,000(3)            9.46%         15.8125       November 2009           3,481           8,820

David M. Dean ..................   240,000(3)            6.49%         15.8125       November 2009           2,387           6,048

Jerry R. Crenshaw, Jr. .........   275,000(3)            7.43%         15.8125       November 2009           2,735           6,930

William D. Miller ..............   240,000(3)            6.49%         15.8125       November 2009           2,387           6,048

Gerald W. Haddock(4) ...........        --                 --               --              --                  --              --

-------------

     (1) Potential Realizable Value is the value of the granted options, based on the assumed annual growth rates of the share price shown during their 10-year option term. For example, a 5% growth rate, compounded annually, for Mr. Goff's grant results in a share price of $25.76] per share, and a 10% growth rate, compounded annually, results in a share price of $41.01 per share. These potential realizable values are listed to comply with the regulations of the Commission, and the Company cannot predict whether these values will be achieved. Actual gains, if any, on Stock Option exercises are dependent on the future performance of the Common Shares.

     (2) Amount includes 200,000 Common Shares which represents the number of Common Shares that may be issued following (i) exercise of Unit Options for Units on a one-for-one basis, and (ii) exchange of Units for Common Shares on the basis of two Common Shares for each Unit. The Unit Options have an expiration date of December 2099 and vests in equal one-half installments on November 5, 2002 and 2004.

     (3) Amount vests in equal one-fifth installments on November 5, 2000, 2001, 2002, 2003 and 2004.

     (4) On June 11, 1999, Mr. Haddock resigned as a trust manager of the Company and President and Chief Executive Officer of the Company and the General Partner, and as sole director of the General Partner.

     The following table provides information about Stock Options that the named executive officers exercised during the year ended December 31, 1999 and Stock Options that each of them held at December 31, 1999. The Company did not grant any SARs during this period.

                     AGGREGATED OPTION EXERCISES DURING 1999
                     AND OPTION VALUES AT DECEMBER 31, 1999

                                                                       SECURITIES
                                                                 UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
                                                                       OPTIONS AT                    IN-THE-MONEY OPTIONS
                                  SHARES                           FISCAL YEAR END (#)             AT FISCAL YEAR END ($)(1)
                               ------------                    ----------------------------       ----------------------------
                                ACQUIRED ON       VALUE
    NAME                        EXERCISE(#)      REALIZED($)   EXERCISABLE    UNEXERCISABLE       EXERCISABLE    UNEXERCISABLE
---------------------          ------------      -----------   -----------    -------------       -----------    -------------
                                                                                                         (IN THOUSANDS)
John C. Goff                   1,588,060(2)        596,550             --      1,457,144(3)             --          2,241,215

Alan D. Friedman                      --                --         62,500        537,500                --            898,625

David M. Dean                      2,500             7,031         27,950        340,600                --            642,510

Jerry R. Crenshaw, Jr.             5,200             4,800         43,000        411,400                --            718,410

William D. Miller                     --                --         54,500        338,000                --            616,200

Gerald W. Haddock(4)                  --                --             --             --                --                 --

---------

     (1) Market value of securities underlying in-the-money options is based on the closing price of the Common Shares on December 31, 1999 (the last trading day of the fiscal year) on the New York Stock Exchange of $18.38, minus the exercise price. As of December 31, 1999, all exercisable options were out-of-the-money options. Out-of-the-money options are options with exercise prices above the market price of the Common Shares on December 31, 1999.

     (2) Amount includes 1,142,856 Common Shares which represents the number of Common Shares that were issued upon the exercise of Unit Options for Units on a one-for-one basis, and the such Units may be exchanged for Common Shares on the basis of two Common Shares for each Unit or, in the discretion of the Company, cash.

     (3) The number of securities underlying unexercisable and unexercised options includes 1,457,144 Common Shares that may be issued following
          (i) vesting of Unit Options, (ii) exercise of Units Options for Units on a one-for-one basis, and (iii) exchange of Units for Common Shares on the basis of two Common Shares for each Unit or, in the discretion of the Company, cash.

     (4) On June 11, 1999, Mr. Haddock resigned as a trust manager of the Company, as President and Chief Executive Officer of the Company and the General Partner, and as sole director of the General Partner.

EMPLOYMENT AGREEMENTS

     As part of the transactions in connection with formation of the Company, the Operating Partnership assumed Employment Agreements between Rainwater, Inc. and each of John C. Goff and Gerald W. Haddock. The Operating Partnership takes action through the General Partner; Mr. Goff serves as the sole member of the board of directors of the General Partner. As of January 1, 1999, Mr. Goff served as Vice Chairman of the Board of Trust Managers and was entitled to an annual salary of $105,000, and Mr. Haddock served as President and Chief Executive Officer of the Company and the General Partner and was entitled to an annual salary of $420,000. On March 1, 1999, the Operating Partnership increased the salary for Mr. Haddock to $500,000 per annum.

     On June 11, 1999, Mr. Haddock resigned as a trust manager of the Company and President and Chief Executive Officer of the Company and the General Partner and as sole director of the General Partner, and Mr. Goff was appointed as President and Chief Executive Officer of the Company and the General Partner. Pursuant to the terms of an agreement entered into with Mr. Haddock on June 11, 1999, which provided for compensation as described above in the Summary Compensation Table, the Employment Agreement of Mr. Haddock was terminated. In connection with Mr. Goff's appointment as President and Chief Executive Officer of the Company and the General

Partner, on June 11, 1999, the Operating Partnership increased the salary for Mr. Goff to $500,000 per annum. On September 28, 1999, the Operating Partnership increased the salary for Mr. Goff to $650,000 per annum. The term of the Employment Agreement with Mr. Goff expires on April 14, 2001, subject to automatic renewal for one-year terms unless terminated by the Operating Partnership or Mr. Goff.

     The Operating Partnership has also entered into an Employment Agreement with Jerry R. Crenshaw. The Employment Agreement for Mr. Crenshaw initially provided for Mr. Crenshaw to receive annual compensation of $180,000 per annum. On September 28, 1999, the Operating Partnership increased the salary for Mr. Crenshaw to $250,000 per annum. Pursuant to the Employment Agreement, Mr. Crenshaw also was granted an option to purchase 125,000 common shares at exercise prices of between $22.00 and $28.00 per share. The options vest 20% per year. The Employment Agreement also provides that such options, together with the other options held by Mr. Crenshaw on the effective date of the Employment Agreement will vest immediately if, among other things, Mr. Crenshaw's employment is terminated other than for cause. The term of the Employment Agreement with Mr. Crenshaw expires on April 30, 2002, subject to automatic renewal for an additional one-year term unless terminated by the Operating Partnership or Mr. Crenshaw.

     The salaries under the Employment Agreements, which are not subject to a cap, may be increased at the discretion of the Operating Partnership, although at its request, the Executive Compensation Committee of the Company has reviewed and ratified all such increases in salaries. The Operating Partnership similarly determines bonuses under the Employment Agreements, although at its request, the Executive Compensation Committee has reviewed and ratified all such bonuses.

AGREEMENTS NOT TO COMPETE

     The Company and the Operating Partnership are dependent on the services of Richard E. Rainwater and John C. Goff. Mr. Rainwater serves as Chairman of the Board of Trust Managers but has no employment agreement with the Company and, therefore, is not obligated to remain with the Company for any specified term. In connection with the initial public offering of the Company's Common Shares in May 1994 (the "Initial Offering"), each of Messrs. Rainwater, Goff and Haddock entered into a Noncompetition Agreement with the Company that restricts him from engaging in certain real estate related activities during specified periods of time.

     In connection with Mr. Haddock's resignation as President and Chief Executive Officer of the Company and the General Partner, the term of Mr. Haddock's Noncompetition Agreement was amended to provide that the restrictions that the Noncompetition Agreement imposes would terminate on October 11, 1999. Therefore, the term of Mr. Haddock's Noncompetition Agreement has expired.

     The restrictions that Mr. Rainwater's Noncompetition Agreement imposes will terminate one year after the later to occur of (i) the date on which Mr. Rainwater ceases to serve as a trust manager of the Company, and (ii) the date on which Mr. Rainwater's beneficial ownership of the Company (including Common Shares and Units) first represents less than a 2.5% ownership interest in the Company. The restrictions that Mr. Goff's Noncompetition Agreement imposes will terminate one year after Mr. Goff first ceases to be a trust manager or an executive officer of the Company. The Noncompetition Agreements do not, among other things, prohibit Messrs. Rainwater and Goff from engaging in certain activities in which they were engaged at the time of formation of the Company in 1994 or from making certain passive real estate investments.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's officers, trust managers and persons who own more than 10% of the Common Shares or the Company's preferred shares of beneficial interest, par value $.01 per share to file reports of ownership on Form 3 and changes in ownership on Forms 4 and 5 with the Commission and the New York Stock Exchange. The Commission rules also require such officers, trust managers and 10% holders to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that all
Section 16(a) filing requirements applicable to its officers, trust managers and 10% shareholders were complied with for the fiscal year ended December 31, 1999, except that (i) Mr. Porter filed an amended Form 3 reporting a grant of Stock Options that was omitted from his Form 3 that was timely filed, (ii) Mr. Shaw filed an amended Form 3 reporting a grant of Stock Options that was omitted from his Form 3 that was timely filed, and (iii) Jack I. Tompkins, who was an officer of the Company during a portion of 1999, filed an amended Form 3 reporting a grant of Stock Options that was omitted from his Form 3, which also was not filed on a timely basis.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph shall not be incorporated by reference into any such filings.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee (the "Executive Compensation Committee") is composed of Messrs. Meyerson and Rowsey. A majority of the full Board of Trust Managers select members of the Executive Compensation Committee.

     Compensation Philosophy and Objectives. The Executive Compensation Committee determines the compensation for the Company's executive officers and administers the stock incentive and other compensation plans that the Company adopts. In addition, the Executive Compensation Committee, acting for the Company in its capacity as the sole stockholder of the General Partner, reviews and ratifies, where appropriate, decisions of the sole director of the General Partner with respect to the compensation of the executive officers of the General Partner. For purposes of the following discussion, the term "Company" includes, unless the context otherwise requires, the Operating Partnership and the other subsidiaries of the Company and the Operating Partnership, in addition to the Company.

     The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include enhancing shareholder value, maximizing financial performance, preserving a strong financial posture, increasing the Company's assets and positioning its assets and business in geographic markets offering long-term growth opportunities. The accomplishment of these objectives is measured against the conditions characterizing the industry within which the Company and the Operating Partnership operate. In implementing the Company's compensation program, it generally is the policy of the Executive Compensation Committee to seek to qualify executive compensation for deductibility by the Company for purposes of Section 162(m) of the Internal Revenue Code to the extent that such policy is consistent with the Company's overall objectives and executive compensation policy.


     Recommendations of Compensation Consultant. In the third quarter of 1999, FPL Associates was hired to perform an analysis of compensation of the executive officers of the Company. In consultation with the Executive Compensation Committee, it was determined that, based on the report of FPL dated October 25, 1999 (the "FPL Report"), the General Partner should increase the base salaries of its officers in order to place them between the median and 75th percentile of current competitive practices for a peer group of real estate companies and the Operating Partnership should adopt an Annual Incentive Plan ("Bonus Plan") and a Dividend Incentive Unit Plan ("DIU Plan") to provide appropriate incentives and rewards for services rendered by executive officers and other key employees to the Company and the Operating Partnership. Upon receiving the report, because Mr. Goff, the sole director of the General Partner, would be a potential recipient of compensation under the Bonus Plan and DIU Plan, the General Partner sought review, confirmation and ratification by the Executive Compensation Committee and the Board of Trust Managers of the Company of the determination with respect to adoption of the Bonus Plan and DIU Plan and of the terms and conditions of such plans. On March 5 and 6, 2000, the Executive Compensation Committee and the Board of Trust Managers of the Company reviewed, confirmed and ratified the adoption of the Bonus Plan and DIU Plan, and the terms and conditions of such plans. The Bonus Plan and the DIU Plan will be used by the Compensation Committee of the General Partner in determining executive compensation for 2000. The Compensation Committee of the General Partner (the "Committee") is also composed of Messrs. Meyerson and Rowsey and is appointed by the Board of Directors of the General Partner.

     Before the beginning of each year, the Committee will (1) designate the positions covered by the Bonus Plan, (2) the minimum and maximum annual incentive opportunity or bonus (expressed as a percentage of base salary) that the individual holding each position is eligible to earn for that year, and (3) the performance (expressed in any way the Committee decides, e.g., as a number from 0-100) necessary to earn each level of bonus. Before the beginning of each year, the Committee also will decide on (1) the aspects or "dimensions" of performance to be taken into account in calculating each participant's performance, and (2) the relative weights to give to performance within each dimension. Performance dimensions generally will include (a) one or more measures of overall company performance, (b) one or more measures of function or unit performance, and (iii) one or more measures of individual performance. Before the beginning of each year, the Committee also will decide on the best way to measure performance within each dimension. Performance measures for function or unit performance may include any measurable criteria that (1) are related to the Company's business objectives and (2) reflect outcomes or results that the Participant can directly influence. Performance measures for individual performance may include any other criteria relevant to the Participant's performance in furthering the Company's business objectives as the Committee in consultation with the Participant's supervisor might consider appropriate. As soon as possible after the end of each year, the Committee will determine each participant's performance within each performance dimension and use it to determine the participant's annual incentive opportunity or bonus for his or her position. Incentive Awards will be distributed within 120 days after the close of the year in one lump sum. If a participant leaves employment for any reason other than death, disability or retirement before the end of a year, the participant will not receive any award under the Bonus Plan for that year. If the participant leaves employment before the end of a year because of death, disability or retirement, the Committee may grant the participant a pro rata portion of the award that the participant would have earned for the year. If an employee becomes a participant during a year, any award under the Bonus Plan to the employee will be appropriately prorated from the time that the employee entered the Bonus Plan to the end of the year.

     Before the beginning of each year, the Committee will designate the employees to whom dividend incentive units will be granted for the year, and the number of the dividend incentive units that each will be granted. Each Participant will have an account, consisting of an entry on the books of the Company, to which their benefits will be credited under the DIU Plan. Before the beginning of each year, the Committee will adopt one or more objective performance targets for the Company for the year and a performance multiple (expressed as a percentage of the annual dividend for the Company) for each target. As soon as possible after the end of the year, the Committee will determine the degree to which the targets were achieved or surpassed. As soon as possible after the end of the year, the Committee will credit to the account of each participant who is employed by the Company on the last day of the year an amount equal to (1) the amount of dividends that the participant would have received during the year if the participant had held one share of stock in the Company, (2) multiplied by the number of dividend incentive units that the participant held throughout the year, and (3) further multiplied by the performance multiple. At least quarterly, each participant's account will be credited with interest at a rate selected by the Committee (or, if the Committee does not select a rate of interest, Moody's average corporate bond yield). If a participant leaves employment before the end of a year because of death, disability or retirement, the Committee may grant the participant a pro rata portion of the award that the participant would have earned for the year. If an employee becomes a participant during a year, any award under the DIU Plan to the employee will be appropriately prorated from the time that the employee entered the DIU Plan to the end of the year. If a participant leaves employment less than four years after the year for which a dividend incentive unit was granted for any reason other than death, disability or retirement, the participant will forfeit the entire amount in his or her account that is attributable to that unit. If a participant is still employed on the last day of the fourth year after the year for which a dividend incentive unit was granted, the entire amount in his or her account that is attributable to that unit will be distributed to him or her as soon as possible in one lump sum.

     Executive Officer Compensation. In addition to their regular salary, the executive officers of the Company may be compensated in the form of (i) cash bonus awards, which may or may not be issued under the Bonus Plan, (ii) restricted stock grants, either under the 1995 Plan or as a result of open market purchases by the General Partner, (iii) Stock Options under the 1995 Plan, and (iv) dividend incentive units under the DIU Plan. Executive officers of the General Partner are eligible to participate, on the same basis as other employees, in the employer matching provision of the profit sharing plan that the General Partner established, whereby employees may save for their future retirement on a tax-deferred basis through the Section 401(k) savings feature of the plan, with the General Partner contributing an additional percentage of the amount each employee saves. Such executive officers are also eligible to participate in the other employee benefit and welfare plans that the General Partner maintains on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under such plans.


     The recommendations of FPL in the FPL Report and the performance of the Company and the Operating Partnership in light of conditions characterizing the REIT industry generally were both key considerations in the deliberations of the Committee regarding executive compensation for 1999. The Committee recognizes that share price is one measure of performance, but also that other factors, including industry business conditions and the Company's success in achieving short-term and long-term goals and objectives, must be evaluated in arriving at a meaningful analysis of performance. Accordingly, the Committee also gave consideration to the Company's achievement of specified business objectives when reviewing 1999 executive officer compensation. An additional objective of the Committee has been to reward executive officers with equity compensation in addition to salary, in keeping with the Company's overall compensation philosophy of placing equity in the hands of its executive officers in an effort to further instill shareholder considerations and values in the actions of management.

     Base Salary. The 1999 base annual salaries of Mr. Goff and Mr. Haddock were based upon employment agreements between such officers and the Operating Partnership. As of January 1, 1999, Mr. Goff served as Vice Chairman of the Board of Trust Managers and was entitled to an annual salary of $105,000, and Mr. Haddock served as President and Chief Executive Officer of the Company and the General Partner and was entitled to an annual salary of $420,000. On March 1, 1999, the General Partner approved, and the Committee ratified, an increase in the annual salary for Mr. Haddock to $500,000.

     On June 11, 1999, Mr. Haddock resigned as President and Chief Executive Officer of the Company and the General Partner and Mr. Goff was appointed as President and Chief Executive Officer of the Company and the General Partner. Pursuant to the terms of an agreement entered into with Mr. Haddock on June 11, 1999, the employment agreement of Mr. Haddock was terminated. Pursuant to the agreement, the Company agreed to pay Mr. Haddock an amount equal to his annual salary of $500,000 through June 30, 2000.

     In connection with Mr. Goff's appointment as President and Chief Executive Officer of the Company and the General Partner, on June 11, 1999, the Committee authorized an increase in the salary for Mr. Goff to $500,000 per annum, which was equal to the salary of Mr. Haddock at the time of his resignation. On September 28, 1999, the Committee also approved an increase in the salary for Mr. Goff to $650,000 per annum. The term of the employment agreement with Mr. Goff expires on April 14, 2000, subject to automatic renewal for one-year terms unless terminated by the Operating Partnership or Mr. Goff.

     A portion of the 1999 base annual salary of Mr. Crenshaw also was based on an employment agreement. The employment agreement for Mr. Crenshaw initially provided that Mr. Crenshaw receive annual compensation of $180,000 per annum. On September 28, 1999, based on the FPL Report, the Committee approved an increase in the salary for Mr. Crenshaw to $250,000 per annum. The term of the Employment Agreement with Mr. Crenshaw expires on April 30, 2002, subject to automatic renewal for an additional one-year term unless terminated by the Company or Mr. Crenshaw.

     The employment agreements for Mr. Goff and Mr. Crenshaw also provide for bonuses to be determined by the Board of the General Partner.

     The 1999 compensation paid to the other executive officers of the General Partner and the Company was based upon a salary structure administered for consistency for each position relative to its authority and responsibility and in comparison to industry peers.


     Annual Incentive. The General Partner paid cash bonuses to its executive officers and other key personnel in recognition of the Company's and Operating Partnership's strong performance within the industry and long-term return to shareholders, as well as the substantial personal contributions of the executive officers and other key personnel to the Company and Operating Partnership's strategies. For a discussion of the bonus paid to Mr. Goff, see "Compensation of the Chief Executive Officer" below. Bonuses aggregating $675,000 were paid to other named officers. The bonus amounts for each of these officers includes an aggregate amount of $185,000 for restricted stock to be acquired by the General Partner as part of the Company's on-going share repurchase program and granted to each of these officers during the second quarter of 2000.



     Long-Term Incentive. Stock Options were used in 1999 to reward and incentivize executive officers and other key personnel and to retain them through the potential of capital gains and equity buildup in the Company. The Executive Compensation Committee determined the number of Stock Options granted based upon its evaluation of performance criteria mentioned above, along with the Executive Compensation Committee's subjective evaluation of each executive's ability to influence the Company's long-term growth and profitability. All Stock Options were issued at a price not less than the market price of the Common Shares on the date of grant. The Executive Compensation Committee anticipates that the officers other than the CEO receiving Stock Option grants with respect to 1999 performance will not be granted any further Stock Options with respect to performance in 2000 and 2001. Because the value of the Stock Option should, over time, bear a direct relationship to the Company's share price, the Executive Compensation Committee believes the award of Stock Options represents an effective incentive to create value for the shareholders. During 1999, the Executive Compensation Committee granted Stock Options to purchase 2,680,000 Common Shares to 15 persons who currently serve as executive officers of the Company, the General Partner, or both.

     In connection with cash bonuses aggregating $675,000 paid to named officers other than the Chief Executive Officer, an aggregate of $185,000 of these bonuses was required to be used by the officers to purchase restricted Common Shares.

     Compensation of the Chief Executive Officer. On June 11, 1999, Mr. Goff was appointed as the Company's President and Chief Executive Officer, replacing Gerald W. Haddock, the former President and Chief Executive Officer. At that time, Mr. Goff was entitled to annual compensation of $105,000 pursuant to his employment agreement, which was increased on June 11, 1999 to $500,000 and to $650,000 on September 28, 1999, as discussed under "Base Salaries."

     On March 5, 2000, the Executive Compensation Committee and the Board of Trust Managers approved and ratified the authorization by the General Partner of a cash bonus in the amount of $200,000 to Mr. Goff. In taking such action, the Executive Compensation Committee gave substantial weight to the critical contributions that Mr. Goff had made to the Company's performance and operations, to his reevaluation, development and implementation of the Company's new strategic plan and to his efforts in re-focusing the direction and positioning of the Company in light of changing market conditions. The General Partner and the Executive Compensation Committee also relied on advice received from FPL as to competitive compensation levels and considered the amount and nature of compensation paid to similarly situated executives at other major office REITs and at other companies in the Dallas-Fort Worth area.


     On November 5, 1999, the Executive Compensation Committee granted Mr. Goff 400,000 Stock Options under the 1995 Plan, at a price of $15.8125 per Stock Option. These Stock Options vest 50% on the third anniversary and 50% on the fifth anniversary of the grant, provided that Mr. Goff continue to serve as an officer of the Company or the General Partner. Also effective November 5, 1999, the Unit Plan adopted in 1996 was amended by the Committee to provide for an additional grant of 100,000 options to acquire units, at a price of $31.625 per unit (representing the fair market value of the units on the date of grant) to Mr. Goff. The Unit Options are exercisable for 100,000 units which are exchangeable for 200,000 Common Shares or, in the discretion of the Company, cash. These Unit Options vest 50% on the third anniversary and 50% on the fifth anniversary of the grant, provided that Mr. Goff continue to serve as an officer of the Company or the General Partner. The Executive Compensation Committee and the Compensation Committee of the General Partner believe that the exercise price, vesting provisions and other terms of the Unit Options and the Stock Options provide a strong link between the future value of such options and the long-term value of the Common Shares, which will provide further incentives for Mr. Goff to establish financial and operational objectives designed to further increase the value of the Company and the Operating Partnership.


     In June 1999, Mr. Haddock resigned his positions as a trust manager of the Company and as President and Chief Executive Officer of the Company and the General Partner. Prior to his resignation, Mr. Haddock's annual salary was $500,000. The amount of his salary was based on his contributions to the Company's historical performance. The Committee also took into account the historical performance of the Company, which included an increase in the price of a Common Share from $12.50 at the time of the Company's initial public offering to $21.375 at the time of approval of this compensation and a $300,000 cash bonus on March 1, 1999.

     In June 1999, Mr. Haddock forfeited 321,429 Unit Options (exercisable for 321,429 units which were exchangeable into 642,858 Common Shares or, in the discretion of the Company, cash) and 800,000 Stock Options. Pursuant to the Company's and the Operating Partnership's agreement with Mr. Haddock, of the remaining 214,286 unvested Unit Options (exercisable for 214,286 units which are exchangeable into 428,572 Common Shares or, in the discretion of the Company, cash), one-half vested on July 16, 1999 and the remaining one-half will vest on July 16, 2000. In addition, the remaining 200,000 unvested Stock Options vested on June 12, 1999.


                                             EXECUTIVE COMPENSATION COMMITTEE

                                             Morton H. Meyerson
                                             Paul E. Rowsey, III

PERFORMANCE GRAPH

     The following line graph sets forth a comparison of the percentage change in the cumulative total shareholder return on the Common Shares compared to the cumulative total return of the NAREIT Equity REIT Return Index, the S&P 500 Index and SNL Securities LP Office REITs Index for the period December 31, 1994, the date on which trading of the Common Shares commenced, through December 31, 1999. The graph depicts the actual increase in the market value of the Common Shares relative to an initial investment of $100 on December 31, 1994, assuming a reinvestment of cash distributions.







                             CRESCENT      NAREIT                 SNL SECURITIES
                           REAL ESTATE  EQUITY REITS                 LP OFFICE
 MEASUREMENT PERIOD         EQUITIES       RETURN      S&P 500         REITS
(FISCAL YEAR COVERED)       COMPANY($)    INDEX($)     INDEX($)      INDEX($)
---------------------      -----------  ------------  ---------   ---------------
     12/31/94                 100.00       100.00       100.00        100.00
     12/31/95                 134.98       115.27       137.58        138.49
     12/31/96                 222.10       155.92       169.03        209.43
     12/31/97                 349.62       187.51       225.44        272.04
     12/31/98                 216.06       154.69       289.79        217.47
     12/31/99                 191.63       147.54       350.78        218.58

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Messrs. Meyerson and Rowsey, who are the sole members of the Executive Compensation Committee of the Board of Trust Managers, have borrowed certain funds from the Operating Partnership in connection with the exercise of Stock Options, as described in "Certain Relationships and Related Transactions" below.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


    For purposes of the following discussion, the term "Company" includes, unless the context otherwise requires, the Operating Partnership and the other subsidiaries of the Company and the Operating Partnership, in addition to the Company.


     In July 1996, in connection with the acquisition of Canyon Ranch-Tucson, the Operating Partnership obtained from Mr. Zuckerman, who subsequently became a trust manager of the Company, and served as a trust manager from November 1996 until June 1999, and Jerrold Cohen an option (the "Option") to acquire, in three equal installments, up to 30% of a management company formed by Messrs. Zuckerman and Cohen for the licensing and use of the "Canyon Ranch" name in locations and for services and products beyond Canyon Ranch-Tucson and Canyon Ranch-Lenox. In July, 1998, the Operating Partnership assigned the Option to CRL Investments, Inc. ("CRL"), a company owned 95% by the Operating Partnership and 5% (representing 100% of the voting securities of CRL) by COI. CRL has exercised the first two installments of the Option by paying $3 million to obtain a 20% economic interest in CR License, LLC ("CR License"), the management company that Messrs. Zuckerman and Cohen formed. CRL has the opportunity during 2000 to pay an additional $3 million to obtain the remaining 10% interest in CR License. Contemporaneously, CRL acquired a 50% interest in CR Las Vegas LLC, an entity that operates and is the lessee of a Canyon Ranch day spa in the Venetian Hotel in Las Vegas; CR License owns the remaining 50% interest in CR Las Vegas LLC. Through CRL and CR License, the Operating Partnership has an effective 52.25% economic interest in the Canyon Ranch day spa project. To enable CRL to exercise future options with respect to CR License and to fund its obligations to CR Las Vegas as well as other obligations, the Operating Partnership extended to CRL a $7 million credit facility ("CRL Facility"), which bears interest at 12% per annum and matures in August 2003. The Operating Partnership has committed to invest $8 million in equity in CRL. Through the first quarter of 2000, the Operating Partnership and COI have made equity contributions in CRL, on a pro rata basis, in the amount of $5.66 million, and CRL has borrowed $5.66 million from the Operating Partnership under the CRL Facility. Substantially all of these amounts have been contributed to CR Las Vegas. As of April 23, 2000, the total amount outstanding under the CRL Facility was $5.6 million.


    Effective March 14, 1996, March 14, 1997 and March 30, 1998, the Company loaned to Mr. Meyerson, an independent trust manager of the Company, $187,425, $45,311 and $45,297, respectively, on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Meyerson used the proceeds of the first loan, with $75.00 in cash, to acquire 15,000 Common Shares pursuant to the exercise of 15,000 Stock Options that were granted to him on May 5, 1994 under the 1994 Plan. Mr. Meyerson used the proceeds of the second loan, together with $14.00 in cash, to acquire 2,800 Common Shares pursuant to the exercise of 2,800 Stock Options that were granted to him on March 14, 1996 under the 1995 Plan. Mr. Meyerson used the proceeds of the third loan, together with $28.00 in cash, to acquire 2,800 Common Shares pursuant to the exercise of 2,800 Stock Options that were granted to him on March 14, 1996 under the 1995 Plan. In April 1999, Mr. Meyerson assigned, pursuant to a divorce decree, his three loans, together with 7,500 Units and 5,600 Common Shares securing these loans, to Big Bend III Investments L.P. ("Big Bend"), of which Mr. Meyerson is a 49.5% limited partner, and of which a corporation that Mr. Meyerson wholly owns is a 1% general partner. Effective March 6, 2000 and March 14, 2000, the Company loaned to Big Bend $45,297 and $45,297, respectively, on a recourse basis, pursuant to the 1995 Plan. Big Bend used the proceeds of the March 6, 2000 loan, together with $28.00 in cash, to acquire 2,800 Common Shares pursuant to the exercise of 2,800 Stock Options that were granted to Mr. Meyerson on March 14, 1996 under the 1995 Plan. Big Bend used the proceeds of the March 14, 2000 loan, together with $28.00 in cash, to acquire 2,800 Common Shares pursuant to the exercise of 2,800 Stock Options that were granted to Mr. Meyerson on March 14, 1996 under the 1995 Plan. The Stock Options were transferred by Mr. Meyerson to Big Bend pursuant to a divorce decree.

    Effective July 17, 1996, February 2, 1998, June 12, 1998 and November 26, 1999, the Company loaned to Mr. Frank, an independent trust manager of the Company, $187,425, $45,298, $120,869 and $45,297 respectively, on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Frank used the proceeds of the first loan, together with $75.00 in cash, to acquire 15,000 Common Shares pursuant to the exercise of 15,000 Stock Options that were granted to him on May 5, 1994 under the 1994 Plan. Mr. Frank used the proceeds of his second loan, together with $28.00 in cash, to acquire 2,800 Common Shares pursuant to the exercise of 2,800 Stock Options that were granted to him on March 14, 1996 under the 1995 Plan. Mr. Frank used the proceeds of the third loan, together with $56.00 in cash, to acquire 5,600 Common Shares pursuant to the exercise of 2,800 Stock Options that were granted to him on March 14, 1996 under the 1995 Plan and 2,800 Stock Options that were granted to him on June 9, 1997 under the 1995 Plan. Mr. Frank used the proceeds of the Fourth loan, together with $28.00 in cash, to acquire 2,800 Common Shares pursuant to the exercise of 2,800 Stock Options that were granted to him on March 14, 1996 under the 1995 Plan.

    Effective June 10, 1997, the Company loaned to Mr. Rowsey, an independent trust manager of the Company, $419,997 on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Rowsey used the proceeds of his loan, together with $328.00 in cash, to acquire 30,000 Common Shares pursuant to the exercise of 30,000 Stock Options that were granted to him on May 5, 1994 under the 1994 Plan, and 2,800 Common Shares pursuant to the exercise of 2,800 Stock Options that were granted to him on March 14, 1996 under the 1995 Plan.

    Effective November 4, 1999, the Company loaned to John C. Goff, $26,272,631.46, on a recourse basis, pursuant to the 1994 Plan, 1995 Plan and the 1996 Unit Option Plan. Mr. Goff used the proceeds of the loan, together with $4,452.04 in cash, to acquire 195,204 Common Shares pursuant to the exercise of 195,204 Stock Options that were granted to him on April 27, 1994 under the 1994 Plan, 250,000 Common Shares pursuant to the exercise of 250,000 Stock Options that were granted to him on June 12, 1995 under the 1995 Plan and 571,428 Operating Partnership Units pursuant to the exercise of 571,428 Unit Options that were granted to him on July 16, 1996 pursuant to the 1996 Unit Option Plan.

    Effective November 5, 1999, February 6, 2000 and March 14, 2000, the Company loaned to David M. Dean, $32,475.00, $10,242.00 and $97,065.00, respectively, on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Dean used the proceeds of the first loan, together with $25.00 in cash, to acquire 2,500 Common Shares pursuant to the exercise of 2,500 Stock Options that were granted to him on July 27, 1994 under the 1994 Plan. Mr. Dean used the proceeds of the second loan, together with $8.00 in cash, to acquire 800 Common Shares pursuant to the exercise of 800 Stock Options that were granted to him on February 6, 1995 under the 1994 Plan. Mr. Dean used the proceeds of the third loan, together with $60.00 in cash, to acquire 6,000 Common Shares pursuant to the exercise of 6,000 Stock Options that were granted to him on March 14, 1996 under the 1995 Plan.

    Effective November 5, 1999, the Company loaned to Jerry R. Crenshaw, Jr. $78,723.00, on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Crenshaw used the proceeds of the loan, together with $52.00 in cash, to acquire 1,600 Common Shares pursuant to the exercise of 1,600 Stock Options that were granted to him on February 6, 1995 under the 1994 Plan and 3,600 Shares pursuant to the exercise of 3,600 Stock Options that were granted to him on March 14, 1996 under the 1995 Plan.

    Effective November 5, 1999 and March 14, 2000, the Company loaned to Theresa
E. Black, $87,358.50 and $29,119.50, respectively, on a recourse basis, pursuant to the 1995 Plan. Ms. Black used the proceeds of the first loan, together with $54.00 in cash, to acquire 5,400 Common Shares pursuant to the exercise of 5,400 Stock Options that were granted to her on March 14, 1996 under the 1995 Plan. Ms. Black used the proceeds of the second loan, together with $18.00 in cash, to acquire 1,800 Common Shares pursuant to the exercise of 1,800 Stock Options that were granted to her on March 14, 1996 under the 1995 Plan.

    Effective January 24, 2000, the Company loaned to John L. Zogg, Jr. $637,090.00 on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Zogg used the proceeds of the loan, together with $410.00 in cash, to acquire 1,000 Common Shares pursuant to the exercise of 1,000 Stock Options that were granted to him on April 27, 1994 under the 1994 Plan, 16,000 Common Shares pursuant to the exercise of 16,000 Stock Options that were granted to him on August 1, 1995 under the 1995 Plan and 24,000 Common Shares pursuant to the exercise of 24,000 Stock Options that were granted to him on March 14, 1996 under the 1995 Plan.

    Each of the loans to Messrs. Meyerson, Frank and Rowsey bears interest at a fixed annual rate equal to the distribution yield on the Common Shares as of March 14, 1996, March 14, 1997 and March 30, 1998 (for the respective loans originally made to Mr. Meyerson), July 17, 1996, February 2, 1998 and June 12, 1998 (for Mr. Frank's respective loans), and June 10, 1997 (for Mr. Rowsey's loan), in each case, the effective date of the applicable loan. Each loan is payable, interest only, on a quarterly basis from distributions paid with respect to such

Common Shares, with a final payment of all accrued and unpaid interest, plus the entire original principal balance, due on March 14, 2001, March 14, 2002 and March 30, 2003 (for the respective loans originally made to Mr. Meyerson), on July 17, 2001, February 2, 2003 and June 12, 2003 (for Mr. Frank's respective loans), and on June 10, 2002 (for Mr. Rowsey's loan). The first three loans originally made to Mr. Meyerson are secured by 7,500 Units, 2,800 Common Shares and 2,800 Common Shares, respectively, that Big Bend owns; Mr. Frank's loans are secured by 15,000 Common Shares, 2,800 Common Shares and 5,600 Common Shares, respectively, that Mr. Frank owns; and Mr. Rowsey's loan is secured by 32,800 Common Shares that Mr. Rowsey owns. As of December 31, 1999, accrued interest in the aggregate amount of $12,384 was outstanding on the loans originally made to Mr. Meyerson, accrued interest in the aggregate amount of $14,752.33 was outstanding on Mr. Frank's loans, and accrued interest in the amount of $14,524.02 was outstanding on Mr. Rowsey's loan.

    The loans made in 1999 and 2000 to Big Bend, Mr. Frank, Mr. Goff, Mr. Dean, Mr. Crenshaw, Ms. Black and Mr. Zogg, each bears interest at a fixed annual rate based on the weighted average interest rate of the Company at the end of the preceding quarter plus 50 basis points as of March 6, 2000 and March 14, 2000 (for the respective loans made to Big Bend), as of November 4, 1999 (for the loan made to Mr. Goff), as of November 5, 1999, February 6, 2000 and March 14, 2000 (for the respective loans made to Mr. Dean), as of November 5, 1999 (for the loan made to Mr. Crenshaw), as of November 5, 1999 and March 14, 2000 (for the respective loans made to Ms. Black), and as of January 24, 2000 (for the loan made to Mr. Zogg). The March 6, 2000 loan to Big Bend is secured by 2,800 Common Shares that Big Bend owns and the March 14, 2000 loan is secured by 2,800 Common Shares that Big Bend owns. Mr. Goff's loan is secured by 400,000 Common Shares that Mr. Goff owns. Mr. Dean's loans are secured by 2,500 Common Shares, 800 Common Shares and 6,000 Common Shares that Mr. Dean owns. Mr. Crenshaw's loan is secured by 1,600 Common Shares and 3,600 Common Shares that Mr. Crenshaw owns. Ms. Black's loans are secured by 5,400 Common Shares and 1,800 Common Shares that Ms. Black owns. Mr. Zogg's loan is secured by 1,000 Common Shares, 16,000 Common Shares and 24,0000 Common Shares that Mr. Zogg owns.

    On May 5, 1994, the Company made a loan to Houston Area Development Corp. ("HADC") and to Mira Vista Development Corp. ("MVDC"), each in the original principal amount of $14.4 million, bearing interest at a rate of 12.5% per annum and maturing in May 2001. The outstanding balances of those two loans as of December 31, 1999 were, respectively, $16.5 million and $0. On January 16, 1997, the Company entered into a Revolving Development Loan Agreement ("Revolver") with HADC, pursuant to which the Company agreed to loan the amount of $5.0 million to HADC, bearing interest at a rate of 14% per annum; no amounts were outstanding balance under this Revolver as of December 31, 1999. In June 1999, Messrs. Goff and Haddock each contributed their shares of the voting stock of HADC and MVDC (representing approximately 2% of the outstanding stock) to DBL Holdings as a capital contribution. A valuation analysis of the contributed interests was obtained from an independent third entity. The Operating Partnership made proportionate cash capital contributions to DBL Holdings. In July 1999, DBL Holdings repurchased Mr. Haddock's interest for $1.1 million, which was loaned to DBL Holdings by the Operating Partnership. The Operating Partnership owns 93.99% of the outstanding stock (all of which is nonvoting) of HADC and MVDC. Mr. Goff is a director of HADC and MVDC.


    In April 1997, the Company established COI to be the lessee and operator of certain assets to be acquired by the Company and to perform the Intercompany Agreement, pursuant to which each party agreed to provide the other with rights to participate in certain transactions. Messrs. Rainwater and Goff are, respectively, the Chairman of the Board and the Vice Chairman of the Board of both the Company and COI. In addition, Mr. Goff serves as the Chief Executive Officer of the Company, COI and the General Partner and as the sole director of the General Partner. Messrs. Frank and Rowsey are members of the Board of the Company and of COI. As of April 17, 2000, Messrs. Rainwater and Goff beneficially owned an aggregate of approximately 13.9% of the outstanding common stock of COI through their aggregate ownership of 1,607,122 shares of COI common stock, including shares underlying vested Stock Options. In addition, Mr. Goff indirectly owns shares of the common stock of COI through his ownership interest in COPI Colorado, as described below.


    In connection with the formation and capitalization of COI, the Company contributed $14.1 million to COI and loaned approximately $35.9 million to COI pursuant to a five-year loan (the "COI Term Loan"), which bears interest at 12% per annum, is collateralized by a lien on certain assets that COI now owns or may acquire in the future and matures in May 2002. Also in connection with COI's formation, the Company established a $20.4 million line of credit (the "Line of Credit"), which bears interest at 12% per annum. The Line of Credit was amended in August 1998, and again in March 1999 which ultimately resulted in the decrease in the amount available to $17.2 million. The Line of Credit is cross-defaulted and cross-collateralized with the COI Term Loan and matures no later than June 2007. As of December 31, 1999, the outstanding principal balance on the COI Term Loan was approximately $13.8 million, and accrued interest was approximately $280,000. As of December 31, 1999, the outstanding principal balance on the Line of Credit was $17.2 million, with accrued interest of approximately $350,000.


    In connection with the acquisition by COI, effective July 31, 1997, of the companies that leased certain Company-owned hotel properties, COI acquired 100% of an entity that had outstanding debt under notes in the original principal amounts of approximately $2.4 million and $650,000 (collectively, the "CR Notes") payable to the Company in connection with acquisition of Canyon Ranch-Tucson. The CR Notes bear interest at a rate of 10.75% per annum, are secured by deeds of trust for certain real and personal property and mature in August 2003. The aggregate outstanding balance at December 31, 1998 on the CR Notes was approximately $1.8 million. In addition, in connection with this transaction, COI acquired 100% of an entity that has outstanding debt under a promissory note of approximately $190,000 (the "Sonoma Note") payable to the Company in connection with acquisition of Sonoma Mission Inn & Spa. The Sonoma Note bears interest at a rate of 7.5% per annum and matures in November 2006. The outstanding balance of the Sonoma Note at December 31, 1999 was approximately $190,000.



     In connection with COI's acquisition on September 22, 1997 of a two-thirds interest in the joint venture that owns the Houston Center Athletic Club and a $5.0 million note receivable from the joint venture, the Company made loans to COI of $1.0 million (which was repaid in 1998) and $800,000, which was repaid during the first quarter of 2000, upon the sale of the asset.


     Until September 1998, Messrs. Haddock and Goff owned, collectively, 66.67% of the voting securities (representing approximately 6.67% of the outstanding stock) of Crescent Development Management Corp., a Delaware corporation ("CDMC"), and they, together with Harry Frampton (collectively, the "CDMC Capital Contributors"), comprised CDMC's board of directors. The Operating Partnership owns 90% of the outstanding stock (all of which is non-voting) of CDMC. Effective September 11, 1998, the CDMC Capital Contributors entered into a partnership agreement (the "Partnership Agreement") with COI to form COPI Colorado, L.P., a Delaware limited partnership ("COPI Colorado"). As of September 22, 1998, each CDMC Capital Contributor contributed to COPI Colorado all of his shares of CDMC voting stock (collectively, the "CDMC Shares") in exchange for an approximately 16.67% limited partner interest in COPI Colorado. COPI Colorado also owns 1,102,530 shares of COI stock. COI contributed to COPI Colorado $9.0 million in cash in exchange for a 50% general partner interest in COPI Colorado. As a result, COI owned a 50% managing interest in COPI Colorado, and the CDMC Capital Contributors owned collectively a 50% investment interest in COPI Colorado. In January 2000, COPI Colorado paid Mr. Haddock a lump sum payment in the amount of approximately $2.6 million to redeem his interest, based upon an independent appraisal of the value of COPI Colorado; Mr. Haddock has reserved the right to challenge the valuation performed by the independent appraiser. COI funded its contribution to COPI Colorado using the proceeds from a $9 million term loan from the Operating Partnership ("COPI Colorado Note"). The COPI Colorado Note bears interest at 12% per annum, with interest payable quarterly, and matures in May 2002. The COPI Colorado Note is secured by COI's general partner interest in COPI Colorado and is cross-collateralized and cross-defaulted with COI's other borrowings from the Operating Partnership. As of December 31, 1999, the COPI Colorado Note had an outstanding principal balance of $9 million and accrued interest of $183,000.


    As of December 31, 1999, four credit facilities that the Operating Partnership extended to CDMC were outstanding: (i) a $56.2 million line of credit that matures August 2004 and bearing interest at the rate of 11.5% per annum ("CDMC Credit Facility"), (ii) a note payable to the Operating Partnership in the original principal amount of $3.1 million, maturing June 2005 and bearing interest at the rate of 11.5% per annum; (iii) a $22.9 million credit facility due January 2003 and bearing interest at 12% per annum; and (iv) a $40 million line of credit that matures December 2006 and bears interest at the rate of 11.5% per annum. The aggregate outstanding balance of those facilities as of December 31, 1999 is $82 million, and they are cross-defaulted and cross-collateralized with

CDMC's interests in the real estate development companies and resort management company in which the loan proceeds have been invested. During the first quarter of 2000, the $22.9 million facility was effectively converted into a term loan of $16.4 million, and the Operating Partnership made a term loan of $5.6 million to East-West Resorts, LLC, in which CDMC holds a majority interest. Both of these loans bear interest at an annual rate of 12%, although the loan to East-West Resort, LLC bears interest at an annual rate of 15% for the first six weeks of its term. Effective December 20, 1999, the Operating Partnership and CDMC entered into a modification of the $40 million CDMC Credit Facility, increasing the size of the credit facility from $48.2 million to $56.2 million, and further restricted the use of advances to specified existing real estate development projects. Additionally, the Operating Partnership guarantees approximately $3 million of mortgage loan indebtedness of a general partnership in which CDMC's wholly-owned subsidiary holds a nonmanaging minority interest; the Operating Partnership made that guaranty in consideration, in part, for an option from CDMC's subsidiary to purchase its interest in that partnership.



    Mr. Goff owns an approximately 2.56% economic interest (representing all of the voting common stock) in DBL Holdings, Inc. ("DBL"), and the Company owns all of the non voting common stock (representing an approximately 97.44% economic interest) in DBL. In connection with DBL's purchase of a 12.39% limited partner interest (the "Mavericks Interest") in the partnership that owns the Dallas Mavericks, the Operating Partnership loaned $10.08 million to DBL pursuant to a loan agreement and related term note (the "DBL Mavericks Loan"). In November 1999, the Mavericks interest was sold and the DBL Mavericks Loan was repaid in full.



    On March 31, 1999, DBL-CBO, a wholly-owned subsidiary of DBL Holdings, acquired a $5.97 million aggregate principal amount of Class C-1 Notes issued by Juniper CBO 1999-1 Ltd., a Cayman Islands limited liability company (the "Juniper Notes"). DBL-CBO obtained the funds to purchase the Juniper Notes by selling all of the equity interest in DBL-CBO (the "Equity Interest") to DBL for $6 million. DBL, in turn, obtained the purchase price for the Equity Interest pursuant to a $6 million loan agreement and related term note (the "DBL Juniper Loan") from the Operating Partnership that is secured by the Equity Interest. The DBL Juniper Loan matures in April 2011 and accrues interest at the rate of 12% per annum. Generally, interest under the DBL Juniper Loan is payable quarterly to the extent of cash flow derived from DBL-CBO. Under the DBL Juniper Loan agreement, DBL has agreed (i) to prepay the DBL Juniper Loan to the extent of any prepayment of the Juniper Notes, (ii) to cause DBL-CBO to distribute to DBL, in its capacity as DBL-CBO's sole shareholder, substantially all of the interest payments that DBL-CBO receives on the Juniper Notes, and (iii) to cause DBL-CBO not to engage in any business activity other than acquiring and holding the Juniper Notes



    In June 1999, the Company loaned DBL $2.7 million dollars, and provided $14.4 million in equity. These funds were used to make an equity contribution to DBL-ABC, Inc., a wholly-owned subsidiary, which committed to purchase $25 million (approximately 68% of which was contributed initially and the balance of which DBL-ABC, Inc. is committed to contribute upon demand of the General Partner) in limited partnership interests (representing an approximately 12.5% interest) in G2 Opportunity Fund LP, a limited partnership newly formed principally to invest in noninvestment grade commercial mortgage-backed securities and other commercial real estate investments. The sole general partner, G2 Opportunity GP, LLC, is owned by GMAC Commercial Mortgage Corporation and Goff Moore Strategic Partners, L.P., and also serves as the asset manager of the partnership, and in such capacity is entitled to a fee initially equal to 1% annually of the portfolio acquisition cost. Additionally, the general partner has a carried interest. Goff Moore Strategic Partners, L.P. is the primary ongoing investment partnership for Mr. Rainwater, his family (including his wife, Darla D. Moore) and certain long-time business associates of Mr. Rainwater, including Mr. Goff. The loan bears interest at the rate of 12.0% and matures in November 2004. As of December 31, 1999 the outstanding balance under this loan was $7.8 million and had accrued interest of approximately $333,000.


    In 1997, COI and Magellan Health Services, Inc. ("Magellan") formed CBHS to operate behavioral healthcare facilities (the "Behavioral Healthcare Facilities") that the Company acquired in 1997 from a subsidiary of Magellan. Until November 1998, Mr. Goff served as chairman of the CBHS governing board. Mr. Rainwater owns 2,457,578 shares of the common stock of Magellan (representing approximately 7.7% of the outstanding common stock of Magellan). Mr. Goff and the Company also own, directly or indirectly, shares or warrants to acquire shares of Magellan common stock. From June 1997 until September 1999, COI and Magellan each owned a 50% interest in CBHS. In September 1999, the investment of COI and Magellan in CBHS was restructured. As part of that restructuring, COI's direct and indirect ownership interest in CBHS was increased to 90%, and Magellan's ownership interest in CBHS was decreased to 10%. In addition, the Company purchased two Behavioral Healthcare Facilities from Magellan for an aggregate purchase price of approximately $7.1 million. CBHS leases the Behavioral Healthcare Facilities from the Company pursuant to a lease. During 1999 and the first quarter of 2000, the lease was restructured. CBHS has ceased operations at 51 of the Behavioral Healthcare Facilities and is continuing operations at the remaining 37 Behavioral Healthcare Facilities. As a result of the lease restructuring, the Company received aggregate rent of approximately $35.3 million during 1999. On February 16, 2000 CBHS and all of its subsidiaries that are subject to the lease filed voluntary Chapter 11 bankruptcy petitions in the United States Bankruptcy Court for the District of Delaware. The Company is not able to predict the amount of rent, if any, that it may receive from CBHS during 2000.

     Darla D. Moore is married to Mr. Rainwater and is a director of Magellan. As part of the arrangements pursuant to which Mr. Rainwater acquired securities of Magellan, an affiliate of Mr. Rainwater has the right to designate a nominee acceptable to Magellan for election as a director of Magellan for so long as Mr. Rainwater and his affiliates continue to beneficially own a specified minimum number of shares of Magellan common stock. Mr. Rainwater's affiliate proposed Ms. Moore as its nominee for director, and the Magellan board elected Ms. Moore as director on February 22, 1996.


     Effective March 12, 1999, the Company, Vornado Realty Trust ("Vornado"), affiliated entities that owned or operated approximately 101 temperature-controlled logistics properties (the "Temperature-Controlled Logistics Properties") and COI restructured their investment in the Temperature-Controlled Logistics Properties (the "Restructuring"). In the Restructuring, the affiliated entities that owned any portion of the business operations of the Temperature-Controlled Logistics Properties sold their ownership to a newly formed partnership ("Americold Logistics"), of which Vornado operating L.P. owns 60% and a newly formed subsidiary of COI owns 40%, in consideration of the payment of $48.7 million by Americold Logistics. Americold Logistics, as lessee, entered into triple-net master leases of the Temperature-Controlled Logistics Properties. Each of the Temperature-Controlled Logistics Properties is subject to one or more of the leases, each of which has an initial term of 15 years, subject to two, five-year renewal options. For the period of March 12, 1999 through December 31, 1999, base rent and percentage rent was approximately $135.8 million, of which base rent represented approximately 80%. Americold Logistics has the right to defer a portion of the rent for up to three years beginning on March 12, 1999 to the extent that available cash, as defined in the leases, is insufficient to pay the rent. Pursuant to this provision, rent was deferred as of December 31, 1999, with the Company's share of the deferred rent equal to approximately $2.1 million.


    In addition, in connection with the Restructuring, and also effective March 12, 1999, the Company purchased from COI an additional 4% non voting interest in the two subsidiaries of the Company that have an indirect interest in the Refrigerated Storage Properties for an aggregate purchase price of $13.2 million. As a result, the economic interest of the Company in each of the two subsidiaries increased from 95% to 99%, which increased the Company's indirect ownership interest in the Refrigerated Storage Properties from 38% to 39.6%, and the economic interest of COI in the two subsidiaries decreased from 5% to 1%, which decreased COI's indirect ownership interest in the Refrigerated Storage Properties from 2% to 0.4%. The Company also granted COI an option to require the Company to purchase COI's remaining 1% interest in both or either of the two subsidiaries at such time as the purchase would not, in the opinion of counsel to the Company, adversely affect the status of the Company as a REIT for an aggregate price, payable by the Company, of approximately $3.4 million. In connection with the Restructuring, the Company established a new line of credit in the principal amount of $19.5 million available to COI at an interest rate of 9% per annum, all of which was outstanding as of December 31, 1999.

    As of December 31, 1999, the Company owned ten hotel and resort properties (collectively, the "Hotel Properties") nine of which the Company leased to subsidiaries of COI (the "Hotel Lessees") pursuant to nine separate leases ("Hotel Leases"). Under the Hotel Leases, each having an initial term of ten years, the Hotel Lessees assumed the rights and obligations of the property owner under any related management agreement with the hotel operators, as well as the obligation to pay all property taxes and other charges against the property. Each of the

Hotel Leases provides for the respective Hotel Lessee to pay (i) base rent, with periodic rent increases, if applicable, and (ii) percentage rent based on a percentage of gross revenues, room revenues, food and beverage revenues, or a combination thereof, if applicable, above a specified amount. The Hotel Lessees paid an aggregate of approximately $64.5 million in base and percentage rent under the Hotel Leases to the Company for the year ended December 31, 1999. The Hotel Leases entitle the Company to receive an aggregate amount of $44 million for base rent, in addition to amounts for percentage rent, from the Hotel Lessees during 2000.

    During 1999, one of the Hotel Lessees provided limited asset management services for the Omni Austin Hotel, the Hotel Property that was leased to a third party rather than to one of the Hotel Lessees, in exchange for compensation in the amount of $50,000. The agreement pursuant to which that Hotel Lessee provided these services was terminated in 2000 by mutual agreement of the parties.

    COI executed a Master Guaranty and other guaranties pursuant to which COI unconditionally guarantees payment and performance under the Hotel Leases by the Hotel Lessee solely from COI's hotel and resort related assets and income streams.

    In early 1998, Mr. Rainwater proposed to purchase an undeveloped residential lot located at Canyon Ranch-Tucson (the "Lot") from the Operating Partnership at a price equal to the fair market value of the Lot. Arthur Andersen LLP appraised the Lot and determined its market value to be $275,000. Mr. Rainwater closed on the purchase of the Lot on March 8, 1999, and paid $275,000 for the Lot. The Audit Committee confirmed and ratified this transaction.

    In February 2000, the Company entered into an agreement with Sanjay Varma, a former senior executive officer of the Company, to form an investment partnership which will seek luxury spa resorts and hotels to acquire and manage under the "Sonoma Spa Resorts" brand and concept. The Company and Mr. Varma acquired a 93% and 7% interest, respectively, in this new partnership. Mr. Varma has also established a new management company, which has contracted with COI to manage either the property or assets of the Company's existing portfolio of Hotel Properties (excluding the Canyon Ranch resorts and the Hyatt Regency Beaver Creek), in addition to new properties the investment partnership acquires. The Company currently holds a 30% non-voting interest in this management company. The management company is entitled to receive from the appropriate Hotel Lessee a fee of 0.85% of gross revenues plus an incentive fee of 50% of actual net income in excess of budgeted net income for each of the four Hotel Properties for which it provides asset management services and a base fee of 2.0% of gross revenues plus an incentive fee of 20% of net operating income to the extent that such income exceeds a 12% annual return on the Company's investment in each of the three Hotel Properties for which the management company provides property management services. Payment of these fees is guaranteed by COI.

    On June 11, 1999, Gerald W. Haddock resigned as a trust manager of the Company and as President and Chief Executive Officer of the Company and the General Partner, and as the sole director of the General Partner. In connection with Mr. Haddock's resignation, the Company agreed to provide compensation to Mr. Haddock on the terms set forth above in the Summary Compensation Table.

    Management believes that the foregoing transactions are on terms no less favorable than those that could have been obtained in comparable transactions with unaffiliated parties.

                  SHAREHOLDER PROPOSALS FOR THE COMPANY'S 2001
                         ANNUAL MEETING OF SHAREHOLDERS



    Shareholders who intend to submit proposals for consideration at the Company's 2001 annual meeting of shareholders must submit such proposals to the Company no later than January 9, 2001, in order to be considered for inclusion in the proxy statement and form of proxy that the Board of Trust Managers will distribute in connection with that meeting. Shareholder proposals should be submitted to David M. Dean, Senior Vice President, Law and Administration, and Secretary, at 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

    Under the Bylaws, a shareholder must comply with certain procedures to nominate persons for election to the Board of Trust Managers or to propose other business to be considered at an annual meeting of shareholders. These procedures provide that shareholders desiring to make nominations for trust managers and/or to bring a proper subject before a meeting must do so by notice timely delivered to the Secretary of the Company. The Secretary of the Company generally must receive notice of any such proposal not less than seventy days nor more than ninety days prior to the anniversary of the preceding year's annual meeting of shareholders. In the case of proposals for the 2000 annual meeting of shareholders, the Secretary of the Company must receive notice of any such proposal no earlier than March 14, 2001, and no later than April 3, 2001 (other than proposals intended to be included in the proxy statement and form of proxy, which, as noted above, the Company must receive by January 9, 2001). Generally, such shareholder notice must set forth (i) as to each nominee for trust manager, all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of trust managers under the proxy rules of the Commission; (ii) as to any other business, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in that business of such shareholder; and (iii) as to the shareholder, (a) the name and address of the shareholder, (b) the class or series and number of shares of beneficial interest of the Company that the shareholder owns beneficially and of record, and (c) the date(s) upon which the shareholder acquired ownership of such shares. The chairman of the annual meeting shall have the power to declare that any proposal not meeting these and any other applicable requirements that the Bylaws impose shall be disregarded. A copy of the Bylaws may be obtained, without charge, upon written request to David M. Dean, Senior Vice President, Law and Administration, and Secretary, at 777 Main Street, Suite 2100, Fort Worth, Texas 76102.


    In addition, the form of proxy that the Board of Trust Managers will solicit in connection with the Company's 2000 annual meeting of shareholders will confer discretionary authority to vote on any proposal, unless the Secretary of the Company receives notice of that proposal no earlier than March 14, 2001, and no later than April 3, 2001, and the notice complies with the other requirements described in the preceding paragraph.

CRE16B                              DETACH HERE

                                     PROXY

                     CRESCENT REAL ESTATE EQUITIES COMPANY

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                                 JUNE 12, 2000

             THIS PROXY IS SOLICITED BY THE BOARD OF TRUST MANAGERS

     The undersigned hereby appoints John C. Goff and David M. Dean, and each of them, as proxies, with full power of substitution in each, to vote all common shares of beneficial interest of Crescent Real Estate Equities Company (the "Company") which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held on June 12, 2000, at 10:00 a.m., Central Daylight Savings Time, and any adjournment thereof, on all matters set forth on the Notice of Annual Meeting and Proxy Statement, dated May 1, 2000, a copy of which has been received by the undersigned, as follows on the reverse side.


SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
SIDE                                                                        SIDE


VOTE BY TELEPHONE                                   VOTE BY INTERNET

It's fast, convenient, and immediate!               It's fast, convenient, and your vote is immediately
Call Toll-Free on a Touch-Tone Phone                confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

FOLLOW THESE FOUR EASY STEPS:                       FOLLOW THESE FOUR EASY STEPS:

 1. READ THE ACCOMPANYING ANNUAL REPORT, PROXY      1.  READ THE ACCOMPANYING ANNUAL REPORT, PROXY
    STATEMENT AND PROXY CARD.                           STATEMENT AND PROXY CARD.

 2. CALL THE TOLL-FREE NUMBER                       2.  GO TO THE WEBSITE http://www.eproxyvote.com/cei
    1-877-PRX-VOTE (1-877-779-8683).

 3. ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER        3.  ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER
    LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.         LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.

 4. FOLLOW THE RECORDED INSTRUCTIONS.               4.  FOLLOW THE INSTRUCTIONS PROVIDED.

YOUR VOTE IS IMPORTANT!                             YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!                        Go to http://www.eproxyvote.com/cei anytime!


    DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET



CRE16A                             DETACH HERE

     PLEASE MARK
[X]  VOTES AS IN
     THIS EXAMPLE.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE MATTERS STATED.

1. To elect three Trust Managers to serve three-year terms.

   NOMINEES: (01) Richard E. Rainwater, (02) Anthony M. Frank,
             (03) William F. Quinn

    GRANT                                WITHHOLD
    AUTHORITY                            AUTHORITY
    FOR ALL    [  ]              [  ]    FROM ALL
    NOMINEES                             NOMINEES


[ ]
   -----------------------------------------------------------------------------
INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.

2. To approve the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 31, 2000.

                      FOR            AGAINST        ABSTAIN

                      [ ]             [ ]            [  ]

3. Other Matters.

   In the discretion of the proxies, upon such other matters as may come before the Meeting as they determine to be in the best interest of the Company.



                             MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [  ]

IMPORTANT: Please mark this Proxy, date it, sign it exactly as your name(s) appear(s) and return it in the enclosed postage paid envelope. Joint owners should each sign personally. Trustees and others signing in a representative or fiduciary capacity should indicate their full titles in such capacity.


Signature:                Date:          Signature:                Date:
          ---------------      ---------           ---------------      --------